CONSENT OF INDEPENDENT ACCOUNTANTS'

The Board of Directors of:

         SPI Managed Care of Broward, Inc.


We consent to the inclusion of our report dated May 17, 1996, with respect to the financial statements of SPI Managed Care of Broward, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended December 31, 1995, which report appears in Amendment No. 7 to Form S-1 (No. 333-11955) of The Lehigh Group, Inc. dated January 13, 1998 and reference to our firm under the heading "Experts".


                                             KPMG Peat Marwick LLP


Miami, Florida
 January 13, 1998

                       CONSENT OF INDEPENDENT ACCOUNTANTS'

The Board of Directors of
             MedExec, Inc.;
             SPI Managed Care, Inc.; and
             SPI Managed Care of Hillsborough County, Inc.


We consent to the inclusion of our report dated May 17, 1996, except as to Note 15, which is as of December 23, 1996, with respect to the combined financial statements of MedExec, Inc. and subsidiaries; SPI Managed Care, Inc.; and SPI Managed Care of Hillsborough County, Inc. as of December 31, 1995 and 1994, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in Amendment No. 7 to Form S-1 (No. 333-11955) of The Lehigh Group, Inc. dated January 13, 1998 and reference to our firm under the heading "Experts".


                                             KPMG Peat Marwick LLP


Miami, Florida
 January 13, 1998

                       CONSENT OF INDEPENDENT ACCOUNTANTS'

The Board of Directors of
               First Medical Corporation


We consent to the inclusion of our report dated March 25, 1997, with respect to the consolidated balance sheet of First Medical Corporation as of December 31, 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended which report appears in Amendment No. 7 to Form S-1 (No. 333-11955) of The Lehigh Group, Inc. dated January 13, 1998 and reference to our firm under the heading "Experts".


                                             KPMG Peat Marwick LLP


Miami, Florida
 January 13, 1998

                       CONSENT OF INDEPENDENT ACCOUNTANTS'

The Board of Directors
               Broward Managed Care, Inc.


We consent to the inclusion of our report dated May 17, 1996, with respect to the financial statements of Broward Managed Care, Inc. as of December 31, 1995, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended, which report appears in Amendment No. 7 to Form S-1(No. 333-11955) of The Lehigh Group, Inc. dated January 13, 1998 and reference to our firm under the heading "Experts".


                                                       KPMG Peat Marwick LLP


Miami, Florida
 January 13, 1998

                          INDEX TO FINANCIAL STATEMENTS


FIRST MEDICAL GROUP INC. ("FMG"):

Consolidated Balance Sheets - September 30, 1997
  and December 31, 1996 (Unaudited)..................................
Consolidated Statements of Income for the Nine Months Ended
  September 30, 1997 and 1996........................................
Consolidated Statements of Stockholders' Equity for the Nine Months
  Ended September 30, 1997 and 1996..................................
Consolidated Statements of Cash Flows for the Nine Months Ended
  September 30, 1997 and 1996........................................
Notes to Consolidated Financial Statements...........................

FIRST MEDICAL CORPORATION
Independent Auditors' Report.........................................
Consolidated Balance Sheet - December 31, 1996.......................
Consolidated Statement of Income for the Year Ended
  December 31, 1996..................................................
Consolidated Statement of Stockholders' Equity for the Year
  Ended December 31, 1996............................................
Consolidated Statement of Cash Flows for the Year Ended
  December 31, 1996..................................................
Notes to Consolidated Financial Statements...........................

MEDEXEC, INC. AND SUBSIDIARIES; SPI MANAGED CARE, INC.; AND
SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.:
Independent Auditors' Report.........................................
Combined Balance Sheets - December 31,  1995 and 1994................
Combined Statements of Operations for Each of The Years in The
  Three-Year Period Ended December 31,  1995.........................
Combined Statements of Stockholders' Equity For Each of The
  Years in The Three-Year Period Ended December 31,  1995............
Combined Statements of Cash Flows for Each of The Years
  in The Three-Year Period Ended December 31,  1995..................
Notes to Combined Financial Statements...............................

BROWARD MANAGED CARE, INC.
  Independent Auditors' Report.......................................
  Balance Sheet - December 31, 1995..................................
  Statement of Operations for the years Ended December 31, 1995......
  Statement of Stockholders' Deficit for the year ended
    December 31, 1995................................................
  Statement of Cash Flows for the year ended Deecmber 31, 1995.......
  Notes to Financial Statements......................................

SPI MANAGED CARE OF BROWARD, INC.
  Independent Auditors' Report.......................................
  Balance Sheets - December 31, 1995 and 1994........................
  Statements of Operations for the years ended December 31, 1995 and 1994.........................................................
  Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995 and 1994.................................
  Statements of Cash Flows for the years ended December 31, 1995 and 1994.........................................................
  Notes to Financial Statements......................................

THE LEHIGH GROUP INC. ("LEHIGH") AND SUBSIDIARIES:

Report of Independent Certified Public Accountants...................
Consolidated Balance Sheets as of 12/31/96 and 12/31/95..............
Consolidated Statements of Operations for the Years Ended
  12/31/96, 12/31/95, and 12/31/94...................................
Consolidated Statements of Changes in Shareholders' Equity
  (Deficit) for the Years Ended
  12/31/96, 12/31/95, and 12/31/94...................................
Consolidated Statements of Cash Flows for the Years Ended
  12/31/96, 12/31/95, and 12/31/94...................................
Notes to Consolidated Financial Statements...........................
Schedule of Valuation and Qualifying Accounts for the
  Years Ended 12/31/96, 12/31/95, and 12/31/94.......................
Consolidated Statements of Operations for the Six Months
  Ended 6/30/97......................................................
Consolidated Balance Sheets for the Six Months Ended 6/30/97.........
Consolidated Statement of Changes in Shareholder's Equity
  (Deficit) for the Six Months Ended 6/30/97.........................
Consolidated Statements of Cash Flowsfor the Six Months
  Ended 6/30/97......................................................
Notes to Consolidated Financial Statements...........................

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction.........................................................
Pro Forma Combined Balance Sheet as of June 30, 1997.................
Pro Forma Combined Statement of Operations for First Medical
  Corporation, and The Lehigh Group Inc.
  for the year ended December 31, 1996...............................
Pro Forma Combined Statement of Operations for the Six Months
  Ended June 30, 1997... ............................................

                           FIRST MEDICAL GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (in thousands)

                                                                                  September 30,          December 31,
                               ASSETS                                                  1997                 1996
                               ------                                             -------------          ------------

Current assets:
  Cash and cash equivalents                                                         $  2,827            $     63
  Humana IBNR receivable and claims reserve fund                                       7,876               7,308
  Other receivable, net of allowance for doubtful accounts                             6,906                 537
    of $686 and $50
  Due from related parties                                                               975                 462
  Inventories                                                                          1,846                --
  Prepaid expenses and other current assets                                              258                 179
                                                                                    --------            --------
     Total current assets                                                             20,688               8,549
Property and equipment, net                                                              656                 400
Intangible assets, net                                                                 7,275               2,864
Other assets                                                                             718                 638
                                                                                    --------            --------
                                                                                    $ 29,337            $ 12,452
                                                                                    ========            ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                                  $  3,739            $  1,699
  Accrued expenses                                                                     2,349                 338
  Accrued medical claims, including incurred but not reported                          6,950               6,071
  Corporate deposits                                                                     635                 806
  Loans payable to Humana                                                                168                  98
  Loans payable to banks                                                               3,830                 750
  Obligations to certain shareholders                                                    506                 422
  Deferred income taxes, net                                                             113                 300
  Income taxes payable                                                                   275                 113
                                                                                    --------            --------
     Total current liabilities                                                        18,564              10,596
  Loans payable to Humana, net of current maturities                                     412                 277
  Loans payable to banks, net of current maturities                                    4,227                --
  Obligations to certain shareholders, net of current maturities                         254                 746
                                                                                    --------            --------
     Total liabilities                                                                23,458              11,620
Shareholders' Equity:
  Capital stock, par value $.001;authorized shares 100,000,000                            23                   0
  shares issued 22,553,500 in 1997
  Additional paid in capital                                                           7,801                 380

(Accumulated deficit) Retained Earnings                                               (1,945)                452
                                                                                    --------            --------
     Total shareholders' equity                                                        5,879                 832
                                                                                    --------            --------
Commitments and contingencies
                                                                                    --------            --------
     TOTAL                                                                          $ 29,337            $ 12,452
                                                                                    ========            ========

See accompanying notes to consolidated financial statements.

                           FIRST MEDICAL GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (in thousands, except per share data)


                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,
                                               ------------------------
                                                     1997        1996
                                               ----------- ------------

Revenue:

  Capitated revenue - Humana                     $ 39,768     $ 33,694
  Fee for service                                   6,727        5,176
  Other revenue                                     5,514          665
                                               ----------- ------------
      Total revenue                                52,009       39,535
Medical expenses                                   43,843       32,335
Cost of sales                                       2,643            -
                                               ----------- ------------
     Gross profit                                   5,523        7,200
                                               ----------- ------------
Operating Expenses:
  Salaries and related benefits                     2,540        2,625
  General and administrative                        4,355        2,999
  Depreciation and amortization                       610          404
                                               ----------- ------------
      Total operating expenses                      7,504        6,028
(Loss) Income before interest, taxes and other     (1,981)       1,172
Other expense:
    Interest expense, net                            (288)         (37)
                                               ----------- ------------
                                                     (288)         (37)
                                               ----------- ------------
(Loss) Income before taxes                         (2,269)       1,135
Provision for income taxes                              -          454
                                               =========== ============
      Net (loss) income                          $ (2,269)    $    681
                                               =========== ============
(Loss) Earnings per share
  Primary                                        $ (0.16)
                                               ===========
  Fully diluted                                  $ (0.01)
                                               ===========

Weighted average number of common shares and share equivalents outstanding

  Primary                                          14,590
                                               ===========
  Fully diluted                                   258,126
                                               ===========


See accompanying notes to consolidated financial statements.

FIRST MEDICAL GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Unaudited)
(in thousands)

                                                                                Additional       Retained           Total
                                                              COMMON              Paid-in        Earnings       Stockholders'
                                                               STOCK              capital        (Deficit)          Equity
                                                            ----------        -------------    -------------    ---------------

Balance January 1, 1997                                        $     0           $   380          $   324           $   703

Issuance of stock to FMC shareholders                               23             2,256             --               2,279
Capital contribution to FMG                                       --               5,000             --               5,000
Capital contribution to AMCD                                      --                 165             --                 165
Net loss for nine months ended 9/30/97                            --                --             (2,269)           (2,269)
                                                               -------           -------          -------           -------

Balance September 30, 1997                                     $    23           $ 7,801          $(1,945)          $ 5,879
                                                               =======           =======          =======           =======



See accompanying notes to consolidated financial statements.

FIRST MEDICAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
(Unaudited)
(in thousands)

                                                                                       1997                  1996
                                                                                   ------------          ------------
Cash flow from operating activities:

  Net income                                                                         $(2,269)            $   681
  Adjustments to reconcile net income to net cash used in
    operating activities:
      Depreciation and amortization                                                      610                 404
      Minority interest in net loss of consolidated subsidiaries                        (218)               (175)
      (Increase)  decrease in assets, net of acquisitions:
        Humana IBNR receivable and claims reserve fund                                  (568)                570
        Other receivables                                                             (1,473)               (982)
        Due from related parties, net                                                   (648)               (826)
        Inventories                                                                     (201)               --
        Prepaid expenses and other current assets                                         12                  27
        Other assets                                                                  (1,512)               (152)
      Increase  (decrease) in assets, net of acquisitions:
        Accounts payable and other accrued expenses                                      212                 385
        Accrued medical claims, including IBNR                                           879                (578)
        Corporate deposits                                                              (172)                (64)
        Taxes payable                                                                    (25)               --
                                                                                     -------             -------
          Net cash used in operating activities                                       (5,370)               (710)
                                                                                     -------             -------

Cash flows used in investing activities:
  Capital expenditures                                                                  (304)               (198)
  Organizational costs                                                                  --                  (287)
  Acquisition of additional ownership interests in BMC, SPI                             --                   121
    Broward, and Midwest, net of cash acquired
  Proceeds from sale of investment                                                      --                   300
  Acquisition of Lehigh, net of cash acquired                                            463                --
                                                                                     -------             -------
          Net cash used in investing activities                                          159                 (64)
                                                                                     -------             -------

Cash flow provided from financing activities:
  Proceeds from loan payable Humana                                                      254                 375
  Proceeds from loans payable to banks                                                 8,689                 200
  Repayment of loan payable Humana                                                       (49)               --
  Repayments of loans payable to banks                                                (5,200)                (40)
  Proceeds from payable to stockholders                                                  132                 200
  Payment of obligations to stockholders                                                (362)               (266)
  Contribution to capital of FMG                                                       4,512                --
  Contribution to capital of AMCD                                                       --                   152
                                                                                     -------             -------
          Net cash provided by financing activities                                    7,975                 621
                                                                                     -------             -------
Increase (Decrease) in cash and cash equivalents                                       2,764                (153)
Cash and cash equivalents, beginning of the year                                          63                 199
                                                                                     -------             -------
Cash and cash equivalents, end of period                                             $ 2,827             $    46
                                                                                     =======             =======

Supplemented disclosure of Non cash flow:

1)  The issuance of FMG stock to FMC shareholders, net                               $ 2,279
2)  Capital contributions by GDSI in FMG in lieu of a payable                            488
3)  Capital contributions by GDSI in AMCD in lieu of a payable                           165

See accompanying notes to consolidated financial statements.

                            First Medical Group, Inc.
                          Notes to Financial Statements
                               September 30, 1997

1.       BASIS OF PRESENTATION

         The financial statements presented reflect First Medical Corporation's acquisition of Lehigh since the acquisition date of July 9, 1997. Although legally the Lehigh Group acquired First Medical Corporation, for accounting purposes First Medical Corporation is considered the accounting acquirer (i.e., the reverse acquisition). Therefore, the operating results of Lehigh are included in the statement of operation since the acquisition date (July 9, 1997) and the September 30, 1997 balance sheet reflects the effect of the acquisition of Lehigh.

         The financial information for the nine months ended September 30, 1997 and 1996 is unaudited. However, the information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair statement of results for the interim periods.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's December 31, 1996 Report on Form 10-K.

         The results of operations for the nine month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

         Loss per common share is calculated by dividing net loss by the weighted average number of common shares and share equivalents outstanding during each period. For the periods presented, there were no common stock equivalents included in the calculation, since they would be anti-dilutive. Earnings per share is not presented for 1996 because such presentation would be meaningless.



2.   SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES

     (a)  CASH AND CASH EQUIVALENTS

          Cash equivalents consist of demand deposits. For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be a cash equivalent.

     (b)  HUMANA IBNR  RECEIVABLE AND CLAIMS RESERVE FUNDS

          Humana withholds certain amounts each month from the centers' Part A, Part B, and supplemental funding in order to cover claims incurred but not reported or paid. The amount is used by Humana to pay the centers' Part A, Part B and supplemental costs. The amounts withheld by Humana to cover incurred but not reported or paid claims varies by center based on the history of the respective center and is determined solely by Humana.

          Humana also withholds a certain amount each month from the centers' Part A capitation funding. This amount represents a "catastrophic reserve fund" to be utilized for the payment of a center's Part A costs in the event a center ceases operations and the incurred but not reported reserves are not adequate to reimburse providers for Part A services rendered. This amount is calculated monthly by Humana.

          The withholdings are used to pay the centers' medical claims, which Humana pays on the centers' behalf. The remaining amount after claims have been paid is remitted to the company.

     (c)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives. (Medical and office equipment - 5 years and Furniture and fixtures - 7 years)

     (d)  INTANGIBLE ASSETS

          Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

          The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

          The Company entered into a non-compete agreement with a former employee and shareholder. This non-compete agreement is being amortized on a straight-line basis over the life of the agreement which is two years.

          The Company entered into three employment/non-compete agreements with three shareholders. The agreements consist of guaranteed payments regardless if any services are rendered. These agreements are being amortized on a straight line basis over 5 years which is the life of the agreement (3 years) plus the subsequent non-compete period (2 years).

          Deferred organization costs consist principally of legal, consulting and investment banking fees which were incurred strictly in connection with the incorporation of FMC and proposed merger with Lehigh. The costs related to the FMC transaction are being amortized over five years. The costs related to the Lehigh merger will begin amortizing when the merger is complete.

     (e)  IMPAIRMENT OF LONG-LIVED ASSETS

          The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be
          Disposed Of, on January 1, 1996. This Statement required that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events change in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used in measured by a comparison of the carrying amount of an asset of future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair values less costs to sell. The Company has no impaired assets at September 30, 1997.

     (f)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment due.

     (g)  REVENUE AND MEDICAL COST RECOGNITION

          Revenue from Humana for primary care, Part A, Part B and supplemental funds is recognized monthly on the basis of the number of Humana members assigned to the primary care centers and the contractually agreed-upon rates. The primary care centers receive monthly payments from Humana after all expenses paid by Humana on behalf of the centers, estimated claims incurred but not reported and claims reserve fund balances have been determined. In addition to Humana payments, the primary care centers receive copayments from commercial members from each office visit, depending upon the specific plan and options selected and receive payments from non-Humana members on a fee-for-services basis.

          Medical services are recorded as expenses in the period in which they are incurred. Accrued medical claims are reflected in the consolidated balance sheet and are based upon costs incurred for services rendered prior to and up to September 30, 1997. Included are services incurred but not reported as of September 30, 1997, based upon actual costs reported subsequent to September 30, 1997 and a reasonable estimate of additional costs.

          AMCMC and AMCD revenues are derived from medical services rendered to patients and annual membership fees charged to individuals, families and corporate members. Membership fees are non-refundable and are recognized as revenue over the term of the membership. Corporate members are also required to make advance deposits based upon plan type, number of employees and dependents. The advance deposits are initially recorded as deferred income and then recognized as revenue when service is provided. As the advance deposits are utilized, additional advance deposits are required to be made by corporate members.

          FMC-HS will recognize revenue under the management consulting service agreements on a fee-for-service basis as services are rendered by FMC-HS personnel.

          Fee-for-service revenue is reported at the estimated net realizable amounts from patients and third-party payors as services are rendered.

     (h)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (i)  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying amount of financial instruments including cash and cash equivalents, Humana IBNR receivable claims reserve funds, other receivables, prepaid expenses and other current assets, accounts payable and other accrued expenses, accrued medical claims, loan payable to Humana, loans payable to bank and obligations to certain stockholders approximate fair value at September 30, 1997 because of the short term maturity of these instruments.

     (j)  FOREIGN CURRENCY

          The financial statements of the Company's foreign subsidiaries are remeasured into the US dollar functional currency for consolidation and reporting purposes. Current rates of exchange are used to remeasure assets and liabilities and revenue and expense are remeasured at average monthly exchange rates prevailing during the year.

     (k)  STOP-LOSS FUNDING

          The primary care centers are charged a stop-loss funding fee by Humana for the purpose of limiting a center's exposure to Part A costs and certain Part B costs associated with a member's health services.

          For the nine months ended September 30, 1997, the stop-loss threshold for both Part A and Part B costs for Medicare members was $40,000 per member per calendar year for both SPI and SPI Hillsborough. For commercial members, the stop-loss threshold for both Part A and Part B costs was $20,000 and $15,000 for SPI Hillsborough, respectively.

          Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the threshold, income and the corresponding expense, both equal to the stop-loss funding are recognized by SPI and SPI Hillsborough. These amounts are included in revenue and medical expenses, respectively, in the accompanying consolidated statement of income.

          For Midwest, the stop-loss thresholds for Part A and for Part B costs for Medicare members were $45,000 and $15,000, respectively, per member per calendar year and the stop-loss thresholds for Part A and for Part B commercial members were $60,000 and $15,000 respectively, per member per calendar year.

     (l)  MATERNITY FUNDING

          The  primary  care  centers  are  charged a  maternity  funding fee on commercial membership for the purpose of limiting the center's exposure to Part A and Part B costs associated with a commercial member's pregnancy or related illness. Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the amount contributed to the maternity fund, income and expenses both equal to the maternity fund are recognized by SPI Hillsborough and are included in revenue and medical expenses, respectively in the accompanying consolidated statement of operations.

3.       INVESTMENT IN LEHIGH

In February, 1997, the Company elected to convert its $300,000 convertible debenture into 937,500 shares of Lehigh. In addition, the Company purchased 1,920,000 shares in Lehigh for $539,000. As a result of these purchases of stock, the Company owns 25.4% of Lehigh.

4.       SUBSEQUENT EVENTS

On July 9, 1997 at a Special Meeting (the "Special Meeting") of stockholders of the Lehigh Group, Inc. ("Lehigh"), the stockholders of Lehigh approved the merger (the "Merger") pursuant to the terms of the Agreement and Plan of Merger dated as of October 29, 1996 (the "Merger Agreement") among Lehigh, First Medical Corporation ("FMC") and Lehigh Management Corp., a wholly-owned subsidiary of Lehigh ("Merger Sub"). On the same day, Merger Sub was merged with and into FMC and each outstanding share of common stock of FMC the "FMC Common Stock"), was exchanged for (i) 1,127.675 shares of Lehigh's Common Stock, par value $.001 per share ("Lehigh Common Stock") and (ii) 103.7461 shares of Lehigh's Series A Convertible Preferred Stock, par value $.001 per share (the "Lehigh Preferred Stock"), each of which is convertible into 250 shares of Lehigh Common Stock. Prior to the Merger, FMC held apporximately 25.4% of the outstanding shares of Lehigh Common Stock which were acquired through two series of transactions.

There were outstanding 10,000 shares of FMC Common Stock immediately prior to the Merger. These share were exchanged for a total of (i) 11,276,750 shares of Lehigh Common Stock and (ii) 1,037,461 shares of Lehigh Preferred Stock.

FMC and Generale De Sante International, plc ("GDS") are parties to a Subscription Agreement, dated June 11, 1996, pursuant to which GDS paid approximately $4,500,000 in order to acquire a variety of ownership interests in FMC and its subsidiaries, including 10% of the shares of FMC Common Stock (which were automatically exchanged pursuant to the Merger for shares of Lehigh Common Stock and Lehigh Preferred Stock) and shares of FMC's 9% Series A

Convertible Preferred Stock (the "FMC Preferred Stock") convertible into 10% of the shares of FMC Common Stock, which shares of FMC Preferred Stock remained outstanding and convertible following the Merger.

                          Independent Auditors' Report

The Board of Directors
First Medical Corporation:

We have audited the accompanying consolidated balance sheet of First Medical Corporation as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Medical Corporation as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


/S/ KPMG PEAT MARWICK LLP


Miami, Florida
March 25, 1997

                            FIRST MEDICAL CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                December 31, 1996

                                ASSETS

Current assets:
Cash and cash equivalents                                                                                      $63,014
Humana IBNR receivable and claims reserve funds (note 10)                                                    7,308,482
Other receivables, net of $50,000 reserve for uncollectible accounts                                           536,506
Due from related parties, net (note 7)                                                                         462,329
Prepaid expenses and other current assets (note 1(d))                                                          179,125
                                                                                                          ------------
Total current assets                                                                                         8,549,456

Property and equipment, net (note 3)                                                                           399,841
Intangible assets, net (note 4)                                                                              2,735,848
Minority interest                                                                                              338,077
Other assets (note 1(d))                                                                                       300,000
                                                                                                          ------------

                                                                                                           $12,323,222
                                                                                                          =============

                           Liabilities and Stockholders' Equity

Current liabilities:

Accounts payable and other accrued expenses                                                                 $2,037,447
 Accrued medical claims, including amounts incurred but not reported                                         6,070,506
Corporate deposits                                                                                             806,476
Loans payable to Humana (note 5)                                                                                97,628
Loans payable to banks (note 6)                                                                                750,000
Obligations to certain stockholders (note 7)                                                                   421,600
Deferred income taxes, net (note 8)                                                                            112,500
Income taxes payable (note 8)                                                                                  300,000
                                                                                                          ------------

Total current liabilities                                                                                   10,596,157

Loans payable to Humana, net of current maturities (note 5)                                                    277,372
Obligations to certain stockholders, net of current maturities (note 7)                                        746,196
                                                                                                           -----------

Total liabilities                                                                                           11,619,725
                                                                                                           -----------

Stockholders' equity:

Capital stock 15,000 shares authorized; 10,000 shares issued and outstanding at                                    100
   par value, $.01 per share
Additional paid-in capital                                                                                     379,685
 Retained earnings                                                                                             323,712
                                                                                                           -----------
Total stockholders' equity                                                                                     703,497
                                                                                                           -----------
Commitments and contingencies (note 12)

                                                                                                           $12,323,222
                                                                                                           ===========


See accompanying notes to consolidated financial statements.

                            FIRST MEDICAL CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                          Year ended December 31, 1996

Revenues:
Capitated revenue - Humana (note 10)                                                                $       45,069,743
Fee for service                                                                                              7,075,458
Other revenue                                                                                                  869,124
                                                                                                            ----------

Total revenue                                                                                               53,014,325
                                                                                                           -----------
 Medical expenses                                                                                           43,526,181
                                                                                                           -----------
         Gross profit                                                                                        9,488,144
Operating expenses:


Salaries and related benefits (note 7)                                                                       3,502,860
General and administrative                                                                                   4,172,568
Depreciation and amortization                                                                                  530,490
Minority interest in net loss of consolidated subsidiaries                                                    (338,077)
Preopening and development costs related to international clinics                                              828,568
                                                                                                           -----------


         Total operating expenses                                                                            8,696,409

Income before interest, taxes, and other                                                                       791,735
                                                                                                           -----------
Other expense:

Interest expense, net                                                                                         (55,523)

Other expense                                                                                                 (55,523)
                                                                                                              -------


Income before taxes                                                                                            736,212
Provision for income taxes (note 8)                                                                            412,500
                                                                                                           -----------

 Net income                                                                                         $          323,712
                                                                                                           ===========



See accompanying notes to consolidated financial statements

                            FIRST MEDICAL CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                          Year ended December 31, 1996


                                                                    Additional                         Total
                                                      Capital         paid-         Retained       stockholders'
                                                       Stock        in capital      earnings          equity
                                                       -----        ----------      --------          ------

Balance, December 31, 1995                              $1,500          $1,200        $224,595         $227,295

FMC Corporate transaction                               (1,400)        225,995       (224,595)               --

Capital contribution to AMCD                               --          152,490              --          152,490

Net income                                                 --               --         323,712          323,712
                                                        ------        --------        --------         --------

Balance, December 31, 1996                              $  100        $379,685        $323,712         $703,497
                                                         ======        =======         =======          =======


See accompanying notes to consolidated financial statements.

                            FIRST MEDICAL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      For the year ended December 31, 1996

Cash flows from operating activities:

 Net income                                                                                              $323,712
  Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization                                                                           530,490
  Gain on equity investments                                                                              (78,259)
  Minority interest in net loss of consolidated subsidiaries                                             (338,077)
  Change in assets and liabilities, net of acquisitions :
   Increase in Humana IBNR receivable and claims reserve funds                                         (2,343,563)
   Increase in other receivables                                                                         (536,506)
   Increase in due from related parties, net                                                             (457,447)
   Increase in prepaid expenses and other current assets                                                  (94,438)
   Increase in other assets                                                                              (300,000)
   Increase in accounts payable and other accrued expenses                                                450,634
   Increase in accrued medical claims, including amounts incurred but not reported                      1,858,086
   Increase in corporate deposits                                                                          56,201
   Increase in income taxes payable                                                                       278,272
   Increase in deferred income taxes liability, net                                                        83,027
                                                                                                         --------

    Net cash used in operating activities                                                                (567,868)
                                                                                                        -----------

Cash flows used in investing activities:

 Capital expenditures                                                                                    (119,328)
 Organizational costs                                                                                    (477,790)
 Acquisition of additional ownership interests in BMC, SPI Broward, and Midwest, net                     (151,249)
  of cash acquired
 Proceeds from sale of investment                                                                         300,000
                                                                                                        ---------

    Net cash used in investing activities                                                                (448,367)
                                                                                                        ----------

 Cash flows provided by financing activities:

  Proceeds from loan payable to Humana                                                                    325,000
  Proceeds from loans payable to banks                                                                    650,000
  Repayment of loans payable to banks                                                                    (250,000)
  Proceeds from payable to stockholders                                                                   374,596
  Payment of obligation to stockholders                                                                  (371,600)
  Contribution to capital of AMCD                                                                         152,490
                                                                                                        ---------
 Net cash provided by financing activities                                                                880,486
                                                                                                        ---------
 Decrease in cash and cash equivalents                                                                   (135,749)
 Cash and cash equivalents, beginning of year                                                             198,763
                                                                                                        ---------
 Cash and cash equivalents, end of year                                                                  $ 63,014
                                                                                                         ========

Supplemental disclosure cash flow information: Cash paid during the year for:
  Interest                                                                                               $ 48,748
                                                                                                         ========
  Income taxes                                                                                           $ 33,291
                                                                                                         ========

                            FIRST MEDICAL CORPORATION

Supplemental disclosure of noncash flow:

 (1) As described in note (1), AMCMC purchased certain assets and assumed certain liabilities in the amount of $1,020,275 which is included in goodwill at December 31, 1996 (note 4).

 (2) The Company entered into a noncompete agreement with a shareholder and former employee in the amount of $200,000.

 (3) Effective January 1, 1996, the Company acquired a controlling interest in two of its equity investments (see note 1(a)). The fair value of the assets acquired and liabilities assumed were:

                         Assets            Liabilities           Net Assets
                         ------            -----------           ----------

SPI Broward             $  117,085               55,558                61,527

Broward                 $3,082,464            3,242,579             (160,155)

 (4) The Company entered into employment/non-compete agreements with three executives in the amount of $964,800.

See accompanying notes to consolidated financial statements.

                            FIRST MEDICAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

(1) ORGANIZATION AND OPERATION

First Medical Corporation ("FMC" or the "Company") is an international provider of management, consulting, and financial services to physicians, hospitals and other health care delivery organizations and facilities. FMC's operations are conducted through three divisions: (a) a physician practice management division which provides physician management services including the operation of clinical facilities and management services to medical groups, (b) an international division which manages medical centers in Eastern Europe and the Commonwealth of Independent States (the former Soviet Union) ("CIS"), and (c) a recently formed hospital services division which will provide a variety of administrative and clinical services to proprietary acute care hospitals and other health care providers.

The consolidated financial statements include the accounts of FMC and its majority owned subsidiaries: MedExec, Inc. and subsidiaries ("MedExec"); American Medical Clinics Management Company, Inc. ("AMCMC"); American Medical Clinics Development Corporation, Limited ("AMCD") and FMC Healthcare Services, Inc. ("FMC-HS"). All significant intercompany balances and transactions have been eliminated in consolidation.

MedExec, Inc. ("MedExec") was incorporated on March 14, 1991.

On January 1, 1996 MedExec and American Medical Clinics, Inc. (AMC) entered into a transaction which consisted of the following:

*    AMC and MedExec incorporated FMC;

* All of the outstanding shares of MedExec and AMC were converted into shares of FMC;

* The shareholders of MedExec and AMC received 48% and 52% of the shares of FMC, respectively;

* 100% of the AMC shares were distributed to the shareholders of FMC (former shareholders of MedExec received 48% of the distributed shares of AMC);

* In connection with the above transaction, FMC entered into separate employment contracts with three executives of MedExec whereby the respective executives are guaranteed payments regardless if any services are rendered. The agreements are for a three year period and when the contracts expire they include an additional two year covenant not to compete. The employment/non-compete agreements have been classified as intangible assets in the financial statements and are being authorized over five years. (See Note 4).

The above transaction was accounted for under the purchase method of accounting with MedExec being deemed the accounting acquirer despite the fact that AMC received 52% of the shares of FMC. This result was reached due to among other factors the fact that immediately after this transaction, the FMC Board of Directors was comprised of four former shareholders of MedExec and three former shareholders of AMC and the fact that MedExec constituted the larger share of operations. Because of the short term monetary nature of AMC's assets and liabilities, historical book values constituted fair value on the transaction date resulting in no purchase price adjustments under Accounting Principles Board No. 16.

On January 2, 1996, AMCMC, a newly formed subsidiary of FMC, acquired from AMC a membership list (contracts to provide medical services to customers) and assumed certain liabilities of AMC. The transaction was accounted for under the purchase method of accounting because, in essence, the purchase of the membership list represented the acquisition. AMCMC acquired the income stream of an operating enterprise. Goodwill was recorded in the amount of $1,020,275 related to this transaction.

AMCMC, a wholly owned subsidiary of the Company, has entered into a management services agreement with the AMC clinics located in the CIS, whereby the AMC clinics provide medical services to AMCMC customers (see note 7). AMCMC collects all of the revenues directly from its members, which it is legally entitled to collect. AMCMC also pays all of AMC's expenses, including but not limited to the salaries of the physicians, which it is legally obligated to pay.

On January 20, 1996, the Company entered into an agreement with Generale de Sante International, plc ("GDS") to form AMCD, an Irish company. AMCD was established to develop and operate medical clinics throughout the world with the exception of within the CIS. The Company and GDS's shareholderings in AMCD Common Stock, as revised, are 51% and 49%, respectively. The authorized share capital of AMCD is comprised of 1,000 shares of Common Stock, $1.00 par value. As consideration for the shares, the Company agreed to contribute certain assets at historical cost in the amount of $300,001. GDS agreed to contribute $299,999 to AMCD and provide a credit facility of up to $1.2 million to be used for the development of new clinics. These contributions resulted in total capital of AMCD of $600,000. Included in the statement of cash flows for the year ended December 31, 1996 is $152,490 for GDS's capital contribution of $299,999. GDS has an option to purchase up to 51% of the AMCD's Common stock in the event certain changes in management control occur. The additional consideration will be determined by the Company and GDS.

 (A) PHYSICIAN PRACTICE MANAGEMENT DIVISION - MEDEXEC

The Company's physician practice management operations are currently conducted through MedExec. MedExec functions in two capacities as a management services organization: (i) owning and operating nine primary care centers (located in Florida and Indiana) which have full risk contracts for primary care and part B services and partial risk (50%) for part A services, and (ii) managing sixteen multi-specialty groups (located in Florida and Texas) with fee-for service and full risk contracts for primary care and part B services and partial risk (50%) for part A services. Full risk contracts are contracts with managed care companies where FMC assumes essentially all responsibility for a managed care members' medical costs and partial risk contracts are contracts where FMC assumes partial responsibility for a managed care members' medical costs.

Ownership and operation of primary care centers ("centers") with full risk contracts are achieved through MedExec's subsidiaries: SPI Managed Care, Inc. ("SPI"), incorporated on February 19, 1988, SPI Managed Care of Hillsborough County, Inc. ("SPI Hillsborough"), incorporated on April 20, 1993, Broward
Managed Care, Inc. ("BMC"), incorporated on January 21, 1994, and Midwest Managed Care, Inc. ("Midwest"), incorporated on March 29, 1995.

                            FIRST MEDICAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

SPI, SPI Hillsborough, and BMC provide health care services subject to affiliated provider agreements entered into with Humana Medical Plan, Inc.; Humana Health Plan of Florida, Inc.; and Humana Health Insurance Company of
Florida, Inc. and their affiliates. Midwest provides health care services subject to affiliated provider agreements entered into with Humana Health Plan, Inc., Humana Health Chicago, Inc.; and Humana Health Chicago Insurance Company, Humana Insurance Company and their affiliates. All of the Humana entities will collectively be known as "Humana". The Company is dependent on Humana for the majority of its operations. For the year ended December 31, 1996, 85 percent of the Company's revenue is from such agreements with Humana.

SPI operates two centers in Dade County, Florida located in Kendall and Cutler Ridge.

SPI Hillsborough operates four centers in the west coast of Florida located in Plant City, New Port Richey, Lutz, and South Dale Mabry. The affiliated provider agreements to operate the centers in New Port Richey, Lutz and South Dale Mabry were entered into in 1996.

BMC operates two centers in Broward County, Florida located in Plantation and Sunrise.

During 1996, Midwest operated one center in Hammond, Indiana. In February 1997, Midwest also began to operate an additional center in Gary, Indiana.

Health services are provided to Humana members through the centers and their networks of physicians and health care specialists. Services to be provided by the centers include medical and surgical services, including all procedures furnished in a physician's office such as X-rays, nursing services, blood work and other incidental, drugs and medical supplies. The centers are responsible for providing all such services and for directing and authorizing all other care for Humana members. The centers are financially responsible for all out-of-area care rendered to a member and provide direct care as soon as the member is able to return to the designated medical center.

Humana has agreed to pay the centers monthly for services provided to members based on a predetermined amount per member ("capitation") comprised of in-hospital services and other services defined by contract ("Part A"), in-office ("Primary") and other medical services defined by the agreements ("Part B"). For new or start-up centers like the Gary center, Humana has guaranteed a monthly amount to cover the costs of providing primary care services and other operating costs. The guaranteed payments are made until the earlier of the date on which the center achieves a certain membership level or six months to one calendar year from the commencement date of the agreement at which point Humana will pay the center a capitation.

SPI Managed Care of Broward, Inc. ("SPI Broward"), incorporated in the State of Florida on July 15, 1992, manages the full risk managed care segment of a nonaffiliated multi-specialty group practice in Broward County, Florida. Effective February 1, 1996, First Medical Corporation-Texas Division
("FMC-Texas") began managing a multi-specialty medical practice in Houston, Texas ("Houston medical practice") that has a full risk contract with Humana and fee-for-service.

On December 31, 1995, FMC had a 23.75% and 50% investment, respectively, in BMC and SPI Broward. Effective January 1, 1996 the Company acquired 71.25% and 50% interest, respectively, in BMC and SPI Broward, respectively for $50,000 plus a multiple of the average earnings before income taxes of these two entities during the years ending December 31, 1996 and 1997. The multiple is three for cash consideration, and 3.5 times for a combination of stock and cash. Based upon the earnings of BMC for the year ended December 31, 1996 and assuming that the multiple used is 3.5 times, the purchase price for the acquisition would

                            FIRST MEDICAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

approximate $1.7 million. This acquisition gives the Company a 95% and 100% investment in BMC and SPI Broward, respectively. The final value of the consideration is not yet determinable as the seller has the option of obtaining cash and/or stock and as the price is based on the average of 1996 and 1997 earnings. Additional goodwill will be recorded at the time the transaction is finalized in accordance with the purchase method of accounting. Goodwill at December 31, 1996 amounted to $327,778.

On December 31, 1995, the Company had a 66 2/3% investment in Midwest. Effective January 1, 1996, the Company acquired the remaining investment and recorded goodwill of $150,855 as a result of the purchase method of accounting. Book value constituted fair value on the transaction date.

(B) HOSPITAL SERVICES DIVISION- FMC-HS

FMC-HS was incorporated on June 13, 1996 and is 51% owned by the Company and 49% owned by General de Sante International, PLC ("GDS"). The Company commenced operations in August 1996 and plans to provide management, consulting, and financial services to troubled not-for-profits and other health care providers.

(C) PROPOSED LEHIGH MERGER

On October 29, 1996, the Company entered into a proposed merger agreement with the Lehigh Group, Inc. ("Lehigh") whereby upon merger, FMC would control approximately 96% of Lehigh. The proposed merger is subject to stockholder approval of Lehigh and the Company. Under the terms of the proposed merger, each share of the FMC Common Stock would be exchanged for (i) 1,127.675 shares of Lehigh Common Stock and (ii) 103.7461 shares of Lehigh Preferred Stock. Each share of Lehigh Preferred Stock will be convertible into 250 shares of Lehigh Common Stock and will have a like number of votes per share, voting together with the Lehigh Common Stock. Currently, there are outstanding 10,000 shares of FMC Stock. As a result of these actions, immediately following the merger, current Lehigh stockholders and FMC stockholders will each own 50% of the issued

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

and outstanding shares of Lehigh Common Stock. In the event that all of the shares of Lehigh Preferred Stock issued to the Company's stockholders are converted into Lehigh Stock, Lehigh stockholders will own approximately 4% and the Company's stockholders will own approximately 96% of the issued and outstanding shares of Lehigh Common Stock. In addition, under the terms of the proposed merger agreement, Lehigh will be renamed "First Medical Group, Inc."

In connection with the proposed merger, Lehigh issued a convertible debenture to the Company in the amount of $300,000 with interest at two percent per annum over the prime lending rate. The debenture is recorded in other assets. In addition, the Company advanced $50,000 to Lehigh. The advance is included in prepaid expenses and other current assets.

On February 12, 1997, the Company purchased 1,920,757 shares of Lehigh stock for $.281 per share.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (A)  CASH AND CASH EQUIVALENTS

Cash equivalents consist of demand deposits. For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be a cash equivalent.

(B) HUMANA IBNR RECEIVABLE AND CLAIMS RESERVE FUNDS (63)

Humana withholds certain amounts each month from the centers' Part A, Part B, and supplemental funding in order to cover claims incurred but not reported or paid. The amount is used by Humana to pay the centers' Part A, Part B and supplemental costs. The amounts withheld by Humana to cover incurred but not reported or paid claims varies by center based on the history of the respective center and is determined solely by Humana.

Humana also withholds a certain amount each month from the centers' Part A capitation funding. This amount represents a "catastrophic reserve fund" to be utilized for the payment of a center's Part A costs in the event a center ceases operations and the incurred but not reported reserves are not adequate to reimburse providers for Part A services rendered. This amount is calculated monthly by Humana.

The withholdings are used to pay the centers' medical claims, which Humana pays on the centers' behalf. The remaining amount after claims have been paid is remitted to the company.

(C) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight line method over the estimated useful lives. (Medical and office equipment - 5 years and Furniture and fixtures - 7 years)

(D) INTANGIBLE ASSETS

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996


the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

The Company entered into a non-compete agreement with a former employee and shareholder. This non-compete agreement is being amortized on a straight line basis over the life of the agreement which is two years.

The Company entered into three employment/non-compete agreements with three shareholders. The agreements consist of guaranteed payments regardless if any services are rendreed. These agreements are being amortized on a straight line basis over 5 years which is the life of the agreement (3 years) plus the subsequent non-compete period (2 years).

Deferred organization costs consist principally of legal, consulting and investment banking fees which were incurred strictly in connection with the incorporation of FMC and proposed merger with Lehigh. The costs related to the FMC transaction are being amortized over five years. The costs related to the subsequent Lehigh merger will begin amortizing when the merger is complete.

(E) IMPAIRMENT OF LONG-LIVED ASSETS

The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement required that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events change in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset of future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair values less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity. The Company has no impaired assets at December 31, 1996.

(F) INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(G) REVENUE AND MEDICAL COST RECOGNITION

Revenue from Humana for primary care, Part A, Part B and supplemental funds is recognized monthly on the basis of the number of Humana members assigned to the primary care centers and the contractually agreed-upon rates. The primary care centers receive monthly payments from Humana after all expenses paid by Humana on behalf of the centers, estimated claims incurred but not reported and claims reserve fund balances have been determined. In addition to Humana payments, the primary care centers receive copayments from commercial members from each office visit, depending upon the specific plan and options selected and receive payments from non-Humana members on a fee-for-service basis.

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

Medical services are recorded as expenses in the period in which they are incurred. Accrued medical claims are reflected in the consolidated balance sheet and are based upon costs incurred for services rendered prior to and up to December 31, 1996. Included are services incurred but not reported as of December 31, 1996, based upon actual costs reported subsequent to December 31, 1996 and a reasonable estimate of additional costs.


AMCMC and AMCD revenues are derived from medical services rendered to patients and annual membership fees charged to individuals, families and corporate members. Membership fees are non-refundable and are recognized as revenue over the term of the membership. Corporate members are also required to make advance deposits based upon plan type, number of employees and dependents. The advance deposits are initially recorded as deferred income and then recognized as revenue when service is provided. As the advance deposits are utilized, additional advance deposits are required to be made by corporate members.


FMC-HS will recognize revenue under the management consulting service agreements on a fee-for-service basis as services are rendered by FMC-HS personnel.

Fee-for-service revenue is reported at the estimated net realizable amounts from patients and third-party payors as services are rendered.

(H) USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(I) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of financial instruments including cash and cash equivalents, Humana IBNR receivable and claims reserve funds, other receivables, prepaid expenses and other current assets, accounts payable and other accrued expenses, accrued medical claims, loan payable to Humana, loans payable to bank and obligations to certain stockholders approximate fair value at December 31, 1996 because of the short term maturity of these instruments.

(J) FOREIGN CURRENCY

The financial statements of the Company's foreign subsidiaries are remeasured into the US dollar functional currency for consolidation and reporting purposes. Current rates of exchange are used to remeasure assets and liabilities and revenue and expense are remeasured at average monthly exchange rates prevailing during the year.

(K) STOP-LOSS FUNDING

The primary care centers are charged a stop-loss funding fee by Humana for the purpose of limiting a center's exposure to Part A costs and certain Part B costs associated with a member's heath services.

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

For the year ended December 31, 1996, the stop-loss threshold for both part A and Part B costs for Medicare members was $40,000 per member per calendar year for both SPI and SPI Hillsborough. For commercial members, the stop-loss threshold for both Part A and part B costs was $20,000 and $15,000 for SPI and SPI Hillsborough, respectively.

Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the threshold, income and the corresponding expense, both equal to the stop-loss funding are recognized by SPI and SPI Hillsborough. These amounts are included in revenue and medical expenses, respectively, in the accompanying consolidated statement of income. Stop-loss funding for the SPI and SPI Hillsborough centers for the year ended December 31, 1996 was approximately $4,733,000.

For Midwest, the stop-loss thresholds for Part A and for Part B costs for Medicare members were $45,000 and $15,000, respectively, per member per calendar year and the stop-loss thresholds for Part A and for Part B for commercial members were $60,000 and $15,000 respectively, per member per calendar year.

(L) MATERNITY FUNDING

The primary care centers are charged a maternity funding fee on commercial membership for the purpose of limiting the center's exposure to Part A and Part B costs associated with a commercial member's pregnancy or related illness. Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the amount contributed to the maternity fund, income and expenses both equal to the maternity fund are recognized by SPI and SPI Hillsborough and are included in revenue and medical expenses, respectively in the accompanying consolidated statement of operations. Maternity funding for the SPI and SPI
Hillsborough centers for the year ended December 31, 1996 was approximately $1,403,000.

(3) PROPERTY AND EQUIPMENT, NET

Property and equipment at December 31, 1996 consists of the following:

Medical, computer and office equipment        $703,793

Furniture and fixtures                          37,986
                                              --------
                                               741,779

Less: accumulated depreciation                 341,938
                                             ---------

Property and equipment, net                   $399,841
                                             =========

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

(4) INTANGIBLE ASSETS

 Intangible assets at December 31, 1996 consist of:

Goodwill                                    $1,498,908

Employment/non-compete agreements
  with executives                              964,800

Organization costs                             480,337

Noncompete agreement with former
  shareholder                                  200,000
                                            ----------

                                             3,144,045

Less: accumulated amortization                 408,197
                                            ----------

                                            $2,735,848
                                            ==========

As stated in note 1, the following transactions created goodwill at December 31, 1996:

AMCMC                                       $1,020,275

BMC and SPI Broward                            327,778

Midwest Managed Care                           150,855
                                            ----------
                                            $1,498,908
                                            ==========

The Company continually reevaluates the propriety of the carrying amount of goodwill and other intangible assets as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and estimates of useful lives. At this time, the Company believes that no significant impairment of goodwill or other intangible assets has occurred and that no reduction of the amortization periods is warranted.

(5) LOANS PAYABLE TO HUMANA

Loans payable to Humana at December 31, 1996 consist of the following:

     Secured loan for $250,000 bearing  interest at 9.5%.  Payable in 48 monthly installments  beginning in February 1997 of $6,850 which includes principal
     and  interest.   The  loan  is  secured  by  the  Company's  equipment  and furnishings at the Houston  Medical  Practice.  Proceeds from the loan were used  primarily  for the  purchase  of  equipment  at the  Houston  medical
     practice.                                                                        $ 250,000

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996


     Secured  loan for  $75,000  bearing  interest  at 9.5%.  Payable  in twelve monthly  installments  beginning in February 1997 which includes  principal and interest of $7,172. The loan is secured by the Company's  equipment and furnishings at the Houston  Medical  Practice.  Proceeds from the loan were
     used primarily for working capital needs of the Houston medical practice.          75,000

     Advance of $50,000  bearing  interest at 10% per year for the  purchase and installation  of a computer  system and  related  training  at the  Midwest locations.  The loan is due by September 30, 2000. Monthly  installments to
     Humana will be a minimum of 10% of any positive balance in Midwest's Part A
     Fund. In the event no positive  balance exists in the Part A fund,  Midwest will make a minimum  monthly  payment  of $1,268  until the loan is repaid.
                                                                                          50,000
                                                                                        --------

Total long-term loans payable to Humana                                                  375,000

Less current installments                                                                 97,628
                                                                                        --------

Loans payable to Humana, excluding current installments                               $  277,372
                                                                                      ===========


 The aggregate maturities of loans payable to Humana for each of the five years subsequent to December 31, 1996 are as follows:

1997                                                    $ 97,628

1998                                                      81,751

1999                                                      82,688

2000                                                     106,097

2001                                                       6,836
                                                        --------
                                                        $375,000
                                                        ========

(6) LOANS PAYABLE TO BANKS

 Loans payable to banks at December 31, 1996 consists of the following:

     Unsecured line of credit for $200,000  bearing  interest at prime (8.25% at
     December 31, 1996). The line of credit is personally  guaranteed by several stockholders of the Company and other individuals. The principal balance is due on June 2, 1997. Interest is due monthly. The $200,000 drawn under this line of  credit  was used  primarily  for  development  costs  relating  to
     Midwest.                                                                         $ 200,000

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

     Line of credit for $1,500,000  bearing  interest at 1/2% above prime (8.75%
     at December 31,  1996).  $900,000 of the line is secured by MedExec's  cash and certain net assets of the Company.  Secured assets total  $1,237,976 at
     December  31,  1996.  The  principal  balance  is due on May 31,  1997  and interest  is due  monthly.  In  order to  borrow  the  additional  $600,000
     (unsecured  portion of line), the bank would require the personal guarantee of a  stockholder  of the Company.  The  $550,000  drawn under this line of
     credit was used primarily for working capital requirements.                        550,000
                                                                                      ---------
                                                                                      $ 750,000
                                                                                      =========


FMC recently obtained a loan commitment in the amount of $3,300,000 from the same bank which provided the $1,500,000 line of credit. The commitment is for a 120 day loan bearing interest at the prime plus 1/2% (8.75% at December 31, 1996). The purpose of the loan is to provide financing for the Lehigh merger. The loan is secured by all of the assets of FMC, 50% of the shares of FMC Common Stock owned by FMC's Chairman and Chief Executive Officer and any and all shares of Lehigh Common Stock are issuable to FMC.

The various debt agreements contain certain covenants. Under the most restrictive of these provisions, certain stockholders of the Company must personally guarantee $600,000 for the $1,500,000 line of credit as well as the additional $3,300,000 line of credit.

(7) RELATED PARTY TRANSACTIONS

At  December  31,  1996,   obligations  to  certain  shareholders  includes  the
following:

     Obligation to pay consulting fees to three  stockholders in connection with the transaction between MedExec and AMC.  Obligations have been recorded as a liability due to the  stockholders not having to provide any services for this  consideration  to be paid.  Payable monthly in the amount of $26,800.
     Obligations   will  be  repaid  by  December  31,   1998.   The  amount  of
     consideration paid in 1996 related to these agreements was $321,600.             $ 643,200

     Credit   facility   bearing   interest  at  4.5%  from   General  de  Sante
     International,  plc of up to $1,200,000 to be used for the  development  of the  clinics of AMCD.  $100,000 is to be repaid on demand at any time after
     July 10, 2001,  $100,000 is to be repaid on demand at any time after August
     9, 2001 and $174,596 on demand any time after  January 17, 2002,  or on the date GDS subscribes for shares in FMC under the subscription agreement (see
     note 12).                                                                          374,596

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

     Obligation  under  non  compete   agreement  with  a  former  employee  and
     stockholder payable in monthly installments of $8,333 until June 1998 (note
     4).                                                                              150,000
                                                                                      -------

     Total  obligations  to  stockholders                                           1,167,796
     Less current  installments                                                       421,600
                                                                                    ----------

     Total obligations to stockholders, excluding current installments              $ 746,196
                                                                                    ==========


The aggregate maturities of obligations to stockholders for each of the five years subsequent to December 31, 1996 are as follows:

1997                                              $421,600
1998                                               371,600
1999                                                    --
2000                                                    --
2001                                               200,000
Thereafter                                         174,596
                                                ----------
 Total                                          $1,167,796
                                                ==========

 The Company paid salaries or consulting fees to stockholders of approximately $1,520,700 which is included in the consolidated statement of income for the year ended December 31, 1996.

 Certain stockholders have guaranteed the $200,000 outstanding loan with the financial institution which is described in note 6. In addition, a stockholder will guarantee any amount in excess of $900,000 which becomes outstanding related to the $1,500,000 line of credit described in note 6.

 On January 24, 1997 the Company acquired director and officer liability insurance in the amount of $3,000,000 with coverage expiring on December 5, 1997. Coverage under this policy extends to all duly elected or appointed directors and officers (past, present and future).

 At December 31, 1996, the Company has amounts outstanding from the AMC clinics under its management agreement with AMCMC which total $462,329.

(8) INCOME TAXES


                       CURRENT          DEFERRED          TOTAL

US Federal             $256,000           $112,500        $368,500

State and Local          44,000                 --          44,000
                       --------           --------        --------

                       $300,000           $112,500        $412,500
                       ========           ========        ========

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

 Income tax expense differed from the amounts computed by applying the US federal income tax rate of 34% to pretax income as a result of the following:

Income tax expense at the statutory rate                         $250,300
Reduction in valuation allowance                                  (29,300)
Unutilized net operating losses of AMCD                           122,000
State taxes, net of federal benefit                                31,500
Nondeductible merger costs and meals and entertainment             38,000
                                                                 --------

 Income tax expense recorded in financial statements             $412,500
                                                                 ========


 The tax effects that give rise to a significant portion of the deferred income tax assets for the year ended December 31, 1996 are as follows:

Deferred tax assets:

   Executive compensation                                        $250,616
    Net loss carryforward                                          58,703
                                                                 --------
     Deferred tax asset                                           309,319
    Valuation allowance                                          (102,403)
                                                                 --------
         Net deferred tax asset                                  206,916
 Deferred tax liabilities:

     Goodwill asset                                               319,416
                                                                 --------
         Net deferred tax liability                              $112,500
                                                                 ========

   The Company has provided a valuation allowance for deferred tax assets as of December 31, 1996 for $102,403. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or a portion of the deferred assets will be realized in the near future.

(9)      LEASES

         The Company has several noncancelable operating leases primarily for office space and equipment that expire throughout 2001. Future minimum lease payments required under noncancelable operating leases at December 31, 1996 are as follows:

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

                      Year ending
                      December 31,
                      ------------

                         1997                  $  349,327
                         1998                     339,834
                         1999                     120,487
                         2000                      55,204
                         2001                      49,656
                                                 --------
Total minimum lease payments                     $914,508
                                                 ========

         Rental expense during 1996 amounted to approximately $259,000.

(10)     BUSINESS AND CREDIT CONCENTRATIONS

         The Company derives the majority of its revenue from its affiliated provider agreements with Humana 85% or approximately $45,070,000 of the revenue of the Company for the year ended December 31, 1996 was derived from such agreements with Humana. The amount of revenue is based on the number of members assigned to each of the centers. Humana members include 10,287 Medicare members and 10,420 commercial members at December 31, 1996. The fluctuation of the number of members significantly affects the Company's business. The receivable from Humana at December 31, 1996 is $7,308,482.

         Revenue generated by services provided by the AMC clinics in the CIS represents 12% or approximately $6,534,000 of the revenue of the Company for the year ended December 31, 1996.

(11)     RETIREMENT PLANS

         The Company sponsors 401(k) plans (the "Plans") for its domestic operations. Employees who have worked a minimum of six months or 1000 hours and are at least 21 years of age may participate in the Plans. Employees may contribute to the Plans up to 14 percent of their annual salary, not to exceed $9,500 in 1996. The Company's matching contribution is 25 cents for each dollar of the employee's elected contribution, up to four percent of the employee's annual salary. The Company's matching contribution was approximately $35,000 for the year ended December 31, 1996.

(12)     COMMITMENTS AND CONTINGENCIES

         LEGAL PROCEEDINGS

         The Company and certain stockholders are defendants in a lawsuit brought on by a stockholder and former employee. The plaintiff is seeking damages in excess of $1 million. Management, stockholders and legal counsel for the Company intends to vigorously defend this action. They are not able to determine the extent of damages, if any, at this time. Therefore, no accrual has been recorded in the financial statements at December 31, 1996.

         To the best of the Company's knowledge, there are no material claims, disputes or other unsettled matters (including retroactive adjustments) concerning third party reimbursements that would have a material effect on the consolidated financial statements of the Company.

                 FIRST MEDICAL CORPORATION NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 31, 1996

         GOVERNMENTAL REGULATIONS

         The Company's operations have been and may be affected by various forms of governmental regulation and other actions. It is presently not possible to predict the likelihood of any such actions, the form which such actions may take, or the effect such actions may have on the Company.

         PHYSICIAN CONTRACTS

         The Company has entered into employment agreements of two to three years with its primary care physicians and into contracts with various independent physicians to provide specialty and other referral services both on a prepaid and a negotiated fee-for-service basis. Such costs are included in the consolidated statement of income as medical expense.

         SUBSCRIPTION AGREEMENT

         In June 1996, FMC entered into a subscription agreement with GDS by which GDS has the right to purchase various percentages of interest in both FMC and its subsidiaries.

         MALPRACTICE AND PROFESSIONAL LIABILITY INSURANCE

         The Company maintains professional liability insurance on a claims-made basis through November 1, 1997 including retrospective coverage for acts occurring since inception of its operations. Incidents and claims reported during the policy period are anticipated to be covered by the malpractice carrier. The Company intends to keep such insurance in force throughout the foreseeable future. At December 31, 1996, there are no asserted claims made against the Company that were not covered by the policy.

         Physicians providing medical services to members are provided malpractice insurance coverage (claim-made basis), including retrospective coverage for acts occurring since their affiliation with the Company.

                          Independent Auditors' Report

The Board of Directors
MedExec, Inc.;

     SPI Managed Care, Inc.; and
     SPI Managed Care of Hillsborough County, Inc.:

We have audited the accompanying combined balance sheets of MedExec, Inc. and subsidiaries; SPI Managed Care, Inc.; and SPI Managed Care of Hillsborough County, Inc. as of December 31, 1995 and 1994, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements referred to above present fairly, in all material respects, the combined financial position of MedExec, Inc. and subsidiaries; and SPI Managed Care, Inc.; and SPI Managed Care of Hillsborough County, Inc. as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

/S/ KPMG PEAT MARWICK LLP

Miami, Florida
May 17, 1996, except as to note 15,
which is as of December 23, 1996

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                             Combined Balance Sheets

                           December 31, 1995 and 1994

                             ASSETS                                          1995                              1994
                             ------                                          ----                              ----

Current assets:

     Cash and cash equivalents                                          $    198,763                       468,528
     Humana IBNR receivable                                                2,062,924                     2,848,518
     Due from affiliates and related parties, net                             54,565                       196,745
     Claims reserve funds                                                    116,212                       126,357
     Prepaid expenses and other current assets                                82,413                        37,269
     Deferred income taxes (note 12)                                           --                           51,713
                                                                    ---------------------       -----------------------

          Total current assets                                             2,514,877                     3,729,130

Property and equipment, net (note 4)                                         298,060                       207,199
Deferred income taxes (note 12)                                                --                            8,287
Investments in other affiliated entities (note 3)                            229,094                       178,968
Intangible assets, net                                                         2,547                         4,896
                                                                    ---------------------       -----------------------

                                                                         $ 3,044,578                    4 ,128,480
                                                                    =====================       =======================

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

     Accounts payable and other accrued expenses                             594,822                       556,366
     Accrued medical claims, including amounts incurred
          but not reported                                                 1,880,318                     2,484,258
     Due to Humana                                                           192,143                        56,152
     Loan payable to Humana                                                   50,000                         --
     Loan payable to bank                                                    100,000                         --
     Income taxes payable                                                      --                           60,000
                                                                    ---------------------       -----------------------

   Total current liabilities                                               2,817,283                     3,156,776
                                                                    ---------------------       -----------------------

 Commitments and contingencies (note 13)

Stockholders' equity (notes 8 and 9):

     Capital stock                                                             1,500                         1,500
     Additional paid-in capital                                                1,200                         1,200
     Retained earnings                                                       224,595                       969,004
                                                                    ---------------------       -----------------------

   Total stockholders' equity                                                227,295                       971,704
                                                                    ----------------            -----------------------

                                                                        $  3,044,578                     4,128,480
                                                                    =====================       =======================


            See accompanying notes to combined financial statements.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                        COMBINED STATEMENTS OF OPERATIONS

     For each of the years in the three year period ended December 31, 1995

                                                                1995                 1994                    1993
                                                            --------------   ----------------------   --------------

Revenue (note 9)                                              $22,671,902         21,317,887             11,086,690
 Medical expenses                                              18,443,943         16,567,554              8,404,521
                                                            --------------   ----------------------   --------------

    Gross profit                                                4,227,959          4,750,333             2,682,169
                                                            --------------   ----------------------   --------------

Operating expenses (note 9):

      Salaries and related benefits                             2,434,241          1,650,970            670,536
      Depreciation and amortization                                68,499             50,408             46,676
      Other                                                     2,131,639          1,720,198            944,237
                                                            --------------   ----------------------   --------------

    Total operating expenses                                    4,634,379          3,421,576          1,661,449
                                                            --------------   ----------------------   --------------

Operating income (loss)                                          (406,420)         1,328,757          1,020,720
                                                            --------------   ----------------------   --------------

Other (expense) income:

      Gain (loss) on equity investments (note 3)                   50,126             28,260           (149,295)
      Interest income                                              11,310              9,593              4,071
      Loss on Dominion Healthnet, Inc. (note 3)                        --                 --            (80,009)
      Other, net                                                  (19,425)            (2,948)             7,356
                                                            --------------   ----------------------   --------------

    Other income (expense), net                                    42,011             34,905           (217,877)
                                                            --------------   ----------------------   --------------

    Net income (loss)                                          $ (364,409)         1,363,662            802,843
                                                            ==============   ======================   ==============


                                           (56)

See accompanying notes to combined financial statements.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

     For each of the years in the three year period ended December 31, 1995

                                                         Capital     Additional paid-                                    Total
                                                          stock         in capital        Retained       Due to      stockholders'
                                                         (NOTE 8)        (NOTE 8)         EARNINGS    STOCKHOLDERS       EQUITY
                                                          ------          ------          --------    ------------       ------

Balance, December 31, 1992                                $  900          1,200         143,701         37,000            182,801
      Net income                                              --             --         802,843             --            802,843
      Dividend distributions                                  --             --        (170,745)            --           (170,745)
      Issuance of stock                                      100             --              --             --                100
      Proceeds from due to stockholders                       --             --              --        583,112            583,112
                                                           -----       --------       ----------      --------       ------------

Balance, December 31, 1993                                 1,000          1,200         775,799        620,112          1,398,111
      Net income                                              --             --       1,363,662             --          1,363,662

      Distribution of Midway Airlines stock, at cost          --             --        (200,444)      (599,556)          (800,000)
      Dividend distributions                                  --             --        (970,013)            --           (970,013)
      Issuance of stock                                      500             --              --             --                500
      Repayment of due to stockholders, net                   --             --              --        (20,556)          (20 ,556)
                                                           -----       --------         --------      --------       ------------

Balance, December 31, 1994                                 1,500         1,200           969,004            --            971,704
      Net loss                                                --            --          (364,409)           --           (364,409)
      Dividend distributions                                  --            --          (380,000)           --           (380,000)
                                                           -----       -------        ----------      --------       -------------

Balance, December 31, 1995                                $1,500         1,200           224,595            --            227,295
                                                           =====         =====        ==========      ========       ============


         See accompanying notes to combined financial statements.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

     For each of the years in the three year period ended December 31, 1995

                                                                                  1995           1994           1993
                                                                                  ----           ----           ----
Cash flows from operating activities:

  Net income (loss)                                                              $(364,409)      1,363,662       802,843
  Adjustments to reconcile  net income  (loss) to net cash
   provided by operating activities:

  Depreciation and amortization                                                    68,499           50,408        46,676
  Deferred income taxes                                                              --            (60,000)         --
  Loss on disposal of fixed assets                                                   --              --              801
  (Gain) loss on equity investments                                                (50,126)        (28,260)      149,295
   Write-off of investments                                                          --             597             --
  (Increase) decrease in assets:
    Humana IBNR receivable                                                         785,594      (1,547,044)     (764,831)
    Due from affiliates and related parties                                        142,180        (177,572)       53,369
    Claims reserve funds                                                            10,145          13,217      (115,742)
    Prepaid expenses and other current assets                                       14,856         (33,076)       (3,653)
  Increase (decrease) in liabilities:

    Accounts payable and other accrued expenses                                     38,456         393,636        85,077
    Accrued medical claims, including amounts incurred
      but not reported                                                            (603,940)      1,359,770       583,266
    Due to Humana                                                                  135,991           2,822        14,779
    Income taxes payable                                                           (60,000)         60,000          --
                                                                                  --------     -----------       --------

      Net cash provided by operating activities                                   117,246        1,398,160       851,880
                                                                                  --------     -----------       --------

  Cash flows from investing activities:

    Capital expenditures                                                          (157,011)        (95,559)     (133,922)
    Proceeds from sale of fixed assets                                                --               --         19,900
    Purchase of investments                                                           --               --     (1,100,600)
                                                                                   -------      ----------    ----------

     Net cash used in investing activities                                        (157,011)        (95,559)   (1,214,622)
                                                                                   -------      ----------    ----------

  Cash flows from financing activities:

    Proceeds from issuance of stock                                                  --             500             100
    Proceeds from loan payable to Humana                                            50,000           --              --
    Proceeds from loan payable to bank                                             100,000           --              --
    Dividend distributions                                                        (380,000)       (970,013)     (170,745)
    Due to stockholders                                                                 --         (20,556)      583,112
                                                                                  --------         --------     --------

      Net cash (used in) provided by financing activities                         (230,000)       (990,069)      412,467
                                                                                   -------      ----------      --------

  (Decrease) increase in cash and cash equivalents                                (269,765)        312,532        49,725

  Cash and cash equivalents, beginning of year                                     468,528         155,996       106,271
                                                                                   -------         -------       -------

  Cash and cash equivalents, end of year                                          $198,763         468,528       155,996
                                                                                   =======         =======       =======
Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes                                    $ 60,000           --             --
                                                                                  ========         =======       =======

Supplemental  schedule of noncash  investing and operating  activities:

    MedExec, Inc. distributed its $800,000 investment in Midway Airlines stock as a dividend to its shareholders during the year ended December 31, 1994.

See accompanying notes to combined financial statements.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           December 31, 1995 and 1994

(1)      ORGANIZATION AND OPERATIONS

         (A)      ORGANIZATION

                  The accompanying combined financial statements include the accounts of MedExec, Inc. and subsidiaries ("MedExec"); SPI Managed Care, Inc. ("SPI"); and SPI Managed Care of Hillsborough County, Inc. ("SPI Hillsborough") (collectively, the "Company"), which are affiliated through common stockholders and the same management. SPI and SPI Hillsborough are 100%-owned by MedExec stockholders. (55)

                  MedExec was incorporated on March 14, 1991.

                  Dominion Healthnet, Inc. ("Dominion") was incorporated on September 13, 1991. MedExec owned 55 percent of Dominion at December 31, 1995, and 1994.

                  HCO Miami, Inc. ("HCO Miami") was incorporated on June 18, 1993. MedExec owned 70 percent and SPI owned 20 percent of HCO Miami at December 31, 1995 and 1994.

                  Midwest Managed Care, Inc. ("Midwest") was incorporated on March 29, 1995. MedExec owned 66.67 percent of Midwest at December 31, 1995.

                  SPI, formerly known as Surgical Park, Inc. was incorporated on February 19, 1988. Surgical Park, Inc. changed its name pursuant to an amendment to its Articles of

                  Incorporation on May 7, 1990.

                  SPI Hillsborough was incorporated on April 20, 1993.

         (B)      NATURE OF OPERATIONS   (57-61)

                  SPI and SPI Hillsborough operate in the state of Florida and Midwest (which commenced operations during 1995) operates in the states of Illinois and Indiana. SPI and SPI Hillsborough provide health care services subject to affiliated provider agreements entered into with Humana Medical Plan, Inc.; Humana Health Plan of Florida, Inc.; Humana Health Insurance Company of Florida, Inc. and their affiliates. Midwest provides health care services subject to affiliated provider agreements entered into with Humana Health Plan, Inc.; Humana Health Chicago, Inc.; Humana Health Chicago Insurance Company; Humana Insurance Company and their affiliates. All of the Humana entities will collectively be known as "Humana". The Company is dependent on Humana for the majority of its operations. For the years ended December 31, 1995, 1994 and 1993, 96 percent, 95 percent, and 95 percent, respectively of the Company's revenue are from such

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  agreements with Humana. Health services are provided to Humana members through SPI, SPI Hillsborough and Midwest's primary care medical centers and its network of physicians and health care specialists.

                  SPI operates two centers in Dade County, Florida: in Kendall ("Kendall") and Cutler Ridge ("Cutler Ridge") at December 31, 1995 and 1994.

                  At December 31, 1994, SPI Hillsborough operated two centers in Hillsborough County, Florida: in Brandon ("Brandon") and Plant City ("Plant City"). Effective August 31, 1995, Humana terminated its Brandon contract with SPI Hillsborough. Included in accrued medical claims at December 31, 1995, is approximately $103,000 pertaining to Brandon's open claims through the termination date. The Brandon center had revenue of approximately $3,521,000, $3,943,000, and $208,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                  Midwest operates one center in Hammond, Indiana ("Hammond").

                  Dominion provides networks of hospitals and doctors to international travel assistance companies outside the United States. At December 31, 1995, Dominion had one contract with a Canadian insurance company to care for its insured traveling to the United States.

                  HCO Miami provides utilization review and case management services for HMO and PPO members of affiliated companies.

         (C)      AFFILIATED PROVIDER AGREEMENTS

                  Effective April 1, 1990 and September 1, 1990, SPI through the Cutler Ridge and Kendall centers, respectively, entered into provider agreements with Humana, which will continue indefinitely unless terminated according to certain provisions of the agreements. Such agreements specify that either party may elect to terminate the agreements, with or without cause, at any time upon giving 60 days written notice. In addition, these agreements may be terminated by mutual written consent of both parties at any time. Amendments to the original provider agreements with Humana were entered into effective September 1, 1991 and January 1, 1993 for the Cutler Ridge and Kendall centers, respectively under full-risk agreements.

                  The Brandon and Plant City centers entered into five-year non-risk provider agreements with Humana effective June 1, 1993 and January 1, 1994, respectively. Under these agreements, the Brandon and Plant City centers are responsible only for primary (in- office) medical services. These agreements allow for similar termination provisions to the agreements for the other centers, except that either party may elect to terminate the

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  agreements without cause after the first two years upon giving six months written notice. Amendments to the aforementioned provider agreements with Humana were entered into effective May 1, 1994 under full-risk agreements. The Brandon agreement with Humana was terminated effective August 31, 1995.

                  The Hammond center entered into a three-year risk provider agreement with Humana effective October 1, 1995 with an automatic three-year renewal. However, the Hammond center is operating under a non-risk amendment ("Amendment") to this agreement and is responsible only for primary (in-office) medical services. The Hammond center will continue to operate under the Amendment until the earlier of the date on which Midwest achieves a certain membership level or one calendar year from the commencement date of the agreement, October 1, 1996. This agreement allows for similar termination provisions to the agreements for the other centers, except that either party may elect to terminate the agreement at any anniversary date of the agreement upon giving at least six months written notice.

                  Services to be provided by the SPI, SPI Hillsborough and Midwest centers include medical and surgical services, including all procedures furnished in a physician's office such as X-rays, nursing services, blood work and other incidentals, drugs and medical supplies. SPI, SPI Hillsborough and Midwest centers are responsible for providing all such services and for directing and authorizing all other care, including emergency and inpatient care for Humana members. The SPI and SPI Hillsborough centers are financially responsible for all out-of-area care rendered to a member and provides direct care as soon as the member is able to return to the designated medical center.

                  Humana has agreed to pay the SPI and SPI Hillsborough centers monthly for services provided to members based on a predetermined amount per member ("capitation"), comprised of in-hospital services and other services defined by contract ("Part A"), in- office ("Primary") and other medical services defined by the agreements ("Part B"). Humana has agreed to pay the Midwest center a guaranteed monthly amount ("guaranteed payment") to cover the costs of providing primary care services and to cover Midwest's other operating costs. The guaranteed payments will be made until the earlier of the date on which the Midwest center achieves a certain membership level or one calendar year from the commencement date of the agreement at which point Humana will pay Midwest capitation. Midwest shall not be at risk for Parts A and B until Midwest has been assigned certain membership.

         (D)      HUMANA IBNR RECEIVABLE  (63)

                  Humana withholds a certain amount each month from the SPI and SPI Hillsborough centers' Part A, Part B and supplemental funding in order to cover claims incurred but

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  not reported or paid. This amount is to be used by Humana to pay the centers Part A, Part B and supplemental costs. The amounts withheld by Humana to cover incurred but not reported or paid claims varies by center based on the history of the respective center and is determined solely by Humana. The amounts withheld are used to pay the centers' medical claims which Humana pays on the centers' behalf. The remaining amount after claims have been paid is remitted to the Company. (See note 1(f))

                  Management does not believe it has a significant exposure to effects related to third-party reimbursement programs and the related revenue recognition policy because they generally apply to hospitals. Furthermore, FMC has Medicare and Medicaid contracts only in regard to one facility and fee-for-service in only one facility. There is a risk, however, even though FMC is not a direct recipient of third-party payor arrangements because Medicare and Medicaid may change its payments.

         (E)      DUE FROM AFFILIATES AND RELATED PARTIES

                  Due from affiliates and related parties represents current amounts receivable from affiliates to cover their operating expenses.

         (F)      CLAIMS RESERVE FUNDS

                  Humana withholds a certain amount each month from the SPI and SPI Hillsborough centers' Part A capitation funding. This amount represents a "catastrophic reserve fund" to be utilized for the payment of the center's Part A costs in the event a center ceases operations and the incurred but not reported reserves are not adequate to reimburse providers for Part A services rendered. This amount is calculated monthly by Humana.

         (G)      DUE TO HUMANA

                  Due to Humana represents amounts advanced to SPI and SPI Hillsborough by Humana to cover certain operating expenses. No interest is charged by Humana. No due date is specified on the amounts advanced.

         (H)      PHYSICIAN CONTRACTS

                  SPI, SPI Hillsborough and Midwest have entered into employment agreements with its primary care physicians and into contracts with various independent physicians to provide specialty and other referral services both on a prepaid and a negotiated fee-for-service basis. Midwest has also entered into a consulting agreement with a physician. Prepaid physicians' service costs are based upon a fixed fee per member, payable on a monthly

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  basis. Such costs are included in the accompanying combined statements of income as salaries and related benefits.

         (I)      MALPRACTICE AND PROFESSIONAL LIABILITY INSURANCE

                  The Company maintains professional liability insurance on a claims-made basis through July 1996, including retrospective coverage for acts occurring since inception of its operations. Incidents and claims reported during the policy period are anticipated to be covered by the malpractice carrier. The Company intends to keep such insurance in force throughout the foreseeable future.

                  At December 31, 1995, there are no asserted claims against the Company that were not covered by the policy. Management of the Company has accrued approximately $181,100 for incidents which may have occurred but have yet to be identified under its incident reporting system, based on industry experience.

                  Physicians providing medical services to members are provided malpractice insurance coverage (claims-made basis), including retrospective coverage for acts occurring since their affiliation with the Company.

         (J)      MEMBERSHIP

                  Humana members assigned to SPI and SPI Hillsborough centers include approximately 3,100, and 4,200 Medicare members, respectively, and 3,400, and 5,300 commercial members, respectively, at December 31, 1995 and 1994. At December 31, 1995, Humana members assigned to the Midwest center include approximately 60 commercial and 200 Medicare members.

         (K)      STOP-LOSS FUNDING

                  The SPI and SPI Hillsborough centers are charged a stop-loss funding fee by Humana for the purpose of limiting a center's exposure to Part A costs and certain Part B costs associated with a member's health services. At December 31, 1995, Midwest was under a non-risk agreement with Humana, and as such no stop-loss funding fees were charged to the Midwest center.

                  For the year ended December 31, 1993, the stop-loss threshold which applies to Part A costs only, for Medicare members of SPI and SPI Hillsborough, was $20,000 and $25,000, respectively, per hospital stay within certain admitting-time criteria. For commercial members, the threshold is $15,000 for SPI and SPI Hillsborough per calendar year for both Part A and Part B costs. For the year ended December 31, 1994, the stop-

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  loss threshold, which applies to Part A costs only, for Medicare members was $28,000 for SPI and $32,600 for SPI Hillsborough per calendar year. For commercial members, the threshold is $20,000 for SPI and $28,000 for SPI Hillsborough per calendar year for both Part A and Part B costs. For the year ended December 31, 1995, the stop-loss threshold for both Part A and Part B costs for Medicare members was $40,000 per member per calendar year for both SPI and SPI Hillsborough. For commercial members, the stop-loss threshold for both Part A and Part B costs was $20,000 and $15,000 for SPI and SPI Hillsborough, respectively.

                  Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the threshold, income and the corresponding expense, both equal to the stop-loss funding are recognized by SPI and SPI Hillsborough. These amounts are included in revenue and medical expenses, respectively, in the accompanying combined statements of income. Stop-loss funding for the SPI and SPI Hillsborough centers for the years ended December 31, 1995, 1994 and 1993 was approximately $2,115,000, $1,919,000, and $956,000, respectively.

                  The Company is responsible for payment of medical servicers provided to is members by third party providers. As a result of its agreements with Humana, which limits the Company's exposure as to certain catastrophic and maternity claims, the Company is reimbursed for the amounts in excess of certain thresholds. Therefore, these amounts are shown as both revenues and expenses.

         (L)      MATERNITY FUNDING

                  The SPI and SPI Hillsborough centers are charged a maternity funding fee on commercial membership for the purpose of limiting the centers' exposure to Part A and Part B costs associated with a commercial member's pregnancy or related illness. Since the SPI and SPI Hillsborough centers are not responsible for claims in excess of the amount contributed to the maternity fund, income and expenses both equal to the maternity funding are recognized by SPI and SPI Hillsborough and are included in revenue and medical expenses, respectively, in the accompanying combined statements of income. Maternity funding for the SPI and SPI Hillsborough centers for the years ended December 31, 1995, 1994 and 1993 was approximately $825,000, $917,000, and $499,000, respectively. At December 31, 1995, Midwest was under a non-risk agreement with Humana and as such no maternity funding fees were charged to the Midwest center.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A)      PRINCIPLES OF CONSOLIDATION AND COMBINATION

                  The accompanying combined financial statements include the accounts of the companies listed in note 1(a) which are related through common ownership and management. All significant intercompany balances and transactions have been eliminated in the consolidation of MedExec, Inc. and subsidiaries, and the subsequent combination of MedExec, SPI and SPI Hillsborough.

         (B)      CASH AND CASH EQUIVALENTS

                  Cash and cash equivalents consist of demand deposits. For purposes of the combined statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

         (C)      PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

         (D)      INVESTMENTS IN OTHER AFFILIATED ENTITIES

                  The Company accounts for equity investments with a percentage of ownership between 20 percent and 50 percent under the equity method of accounting, which requires the recognition by the Company of its pro rata share of the investee's income or loss. Equity investments of less than 20 percent are carried at cost.

         (E)      INTANGIBLE ASSETS

                  Intangible assets arose in business acquisitions. These intangibles are being amortized on a straight-line basis over five years. At December 31, 1995 and 1994, accumulated amortization was approximately $9,200 and $6,600, respectively.

         (F)      INCOME TAXES

                  MedExec, Inc. qualified as an S corporation for income tax purposes at December 31, 1995, and 1994. MedExec, Inc. uses accelerated depreciation methods for reporting

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  taxable   income  or  losses  which  are  passed   through  to
                  stockholders under the Company's S Corporation status. As stated in footnote 14 to these combined financial statements, effective January 1, 1996 MedExec's tax status automatically changed from an S Corporation to a C Corporation. The effect of this change will result in additional state and federal deferred income taxes attributable to the temporary differences at the time of change to be recorded as a deferred tax liability with a corresponding reduction in income. The deferred tax liabilities at December 31, 1995 and 1994 were approximately $13,500 and $126,000. The amount of the liability at December 31, 1995 would be payable in future years as the net cumulative temporary differences reverse.

                  SPI qualified as an S corporation for income tax purposes at December 31, 1993. In May 1994, the stockholders of SPI voluntarily revoked SPI's election to be treated as an S corporation pursuant to the Internal Revenue Code Section 1362(d).

                  Effective January 1, 1993, SPI Hillsborough and Dominion adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Effective May 1994, SPI adopted the provisions of SFAS No. 109. The adoption of SFAS No. 109 had no cumulative effect on the combined statements of income for the years ended December 31, 1994 and 1993. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  Under federal income tax principles, the Company cannot file a consolidated income tax return. Thus, losses of one entity may not offset income of another entity within the controlled group.

         (G)      REVENUE AND MEDICAL COST RECOGNITION

                  Revenue from Humana for primary care, Part A, Part B and supplemental funds are recognized monthly on the basis of the number of Humana members assigned to the SPI and SPI Hillsborough centers and the contractually agreed-upon rates. The SPI and SPI Hillsborough centers receive monthly payments from Humana after all medical expenses paid by Humana on behalf of the SPI and SPI Hillsborough centers, estimated claims incurred but not reported and claims reserve fund balances have been determined. Medical expenses paid by Humana on behalf of the Company, accordingly, are included in the

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  combined statements of operations. During 1995, Midwest recognizes revenue based on the gross monthly guaranteed payment amount. The Midwest center receives a net monthly payment from Humana after all expenses paid by Humana on behalf of the Midwest center have been determined. In addition to Humana payments, the SPI, SPI Hillsborough and Midwest centers receive copayments from commercial members for each office visit, depending upon the specific plan and options selected and receive payments from non-Humana members on a fee-for-service basis.

                  Medical services are recorded as expenses in the period in which they are incurred. Accrued medical claims for SPI and SPI Hillsborough as reflected in the combined balance sheets are based upon costs incurred for services rendered prior to and up to the combined balance sheet date. Included are services incurred but not reported as of the combined balance sheet date based upon actual costs reported subsequent to the combined balance sheet date and a reasonable estimate of additional costs.

                  In the accompanying combined statements of operations, medical expenses include amounts paid to hospitals, nursing care and rehabilitative facilities, home health services, diagnostic services, pharmacy costs, physician referral fees, and hospital based physician costs.

         (H)      USE OF ESTIMATES

                  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         (I)      RECLASSIFICATIONS

                  Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform with the 1995 presentation.

(3)      INVESTMENTS IN OTHER AFFILIATED ENTITIES

         At December 31, 1993, MedExec had a 30 percent investment in HCO Networks, Inc. ("HCON"), a claims management company. MedExec has accounted for its initial investment of $300,000 under the equity method. For the years ended December 31, 1995, 1994 and 1993, MedExec's equity interest in the net income (loss) of HCON was approximately $50,000, $28,000 and ($150,000), respectively.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         At December 31, 1993, MedExec had an $800,000 investment in Midway Airlines ("Midway"), which represented approximately 16 percent ownership in Midway. The Company has accounted for its investment in Midway under the cost method. During the year ended December 31, 1994, the Company distributed as a dividend to its stockholders its investment in Midway. The recorded value of the investment approximated the fair value at the time of distribution.

         At December 31, 1995 and 1994, MedExec had a 55 percent interest in Dominion. Dominion has been consolidated in the accompanying combined financial statements.

         MedExec also has a 50 percent investment in SPI Managed Care of Broward, Inc. ("SPI Broward"), a health care management company, and a
         23.75 percent investment in Broward Managed Care, Inc. ("BMC"), which operates two Humana primary care health centers. At December 31, 1995 and 1994, MedExec's investment in SPI Broward and BMC is $0 under the equity method of accounting.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(4)      PROPERTY AND EQUIPMENT, NET

         Property and equipment, net consists of the following:

                                                                   Estimated
                                          1995           1994      Useful Lives
                                          ----           ----      ------------

Medical and office equipment             $453,035       267,578    5 years
 Furniture and fixtures                    32,276        68,426    7 years
                                          -------       -------
                                          485,311       336,004
Less accumulated depreciation             187,251       128,805
                                          -------       -------

Property and equipment, net              $298,060       207,199
                                          =======       =======


(5)      LOAN PAYABLE TO HUMANA

         Loan payable to Humana represents funds advanced to Midwest for the purchase and installation of a computer system and related training. The loan is due by September 30, 2000 and is payable in monthly installments beginning the first month during which Midwest is at full risk under the terms of the Humana provider agreement. Monthly installments to Humana will be a minimum of 10 percent of any positive balance in Midwest's Part A fund. In the event no positive balance exists in the Part A fund on or at any time after September 30, 1996, Midwest shall make a minimum monthly payment of $1,268 until the loan is repaid. Interest is payable at 10 percent per year unless the note is paid in full by Midwest by September 30, 1996 at which point any interest owed to Humana will be waived. Management believes that it will repay the loan before September 30, 1996 and as such has not accrued any interest at December 31, 1995. The loan is secured by the computer equipment which has a book value of approximately $55,000 at December 31, 1995.

(6)      LOAN PAYABLE TO BANK

         At December 31, 1995, Midwest had a $200,000 unsecured line of credit bearing interest at prime. The line of credit is personally guaranteed by all of the stockholders of MedExec at December 31, 1995. The principal balance is due October 1, 1996, and interest is due monthly. At December 31, 1995, $100,000 was drawn under this line of credit and was used primarily for development costs relating to Midwest.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(7)      LEASES

         Future minimum lease payments required under non cancelable operating leases at December 31, 1995 are as follows:

               Year ended                              Operating
              DECEMBER 31,                                LEASES

                  1996                                  $182,327
                  1997                                   188,584
                  1998                                   193,875
                  1999                                     3,968
               Thereafter                                     --
                                                        --------

            Total minimum lease payments                $568,754
                                                        ========

         Rent expense incurred under an assigned office lease agreement for the years ended December 31, 1995, 1994 and 1993 amounted to approximately $186,000, $70,000, and $54,000, respectively.

(8)      Capital Stock

         The shares' authorized, issued, related par value and additional paid-in capital for each of the combined companies at December 31, 1995 and 1994 are as follows:

                                                               Stock         Stock      Stock total      Additional
                                                             Authorized     Issued       par value    paid-in capital
                                                             ----------     ------       ---------    ---------------

          MedExec, Inc.                                           500          500      $     500               700
          SPI Managed Care, Inc.                                  500          500            500               500
          SPI Managed Care of Hillsborough
          County, Inc.                                          1,000          500            500                --
                                                                                           ------              -----

                                                                                         $  1,500             1,200
                                                                                            =====             =====


(9)      RELATED PARTY TRANSACTIONS

         The Company paid salaries to stockholders of approximately $1,389,000, $772,600, and $652,000 which are included in the combined statements of income for the years ended December 31, 1995, 1994 and 1993, respectively.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         The Company recorded $111,459 and $225,288 in administration fee revenue from SPI Broward during the years ended December 31, 1995 and 1994, respectively.

         The Company recorded approximately $162,000 and $116,050 in utilization revenue from BMC during the years ended December 31, 1995 and 1994, respectively.

         The Company had receivables from affiliates and related parties of $59,023 and $196,745 at December 31, 1995 and 1994, respectively, and a payable to related parties of $4,458 at December 31, 1995.

(10)     FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount of financial instruments including cash, accounts receivable, prepaid expenses and other current assets, accounts payable and other accrued expenses, loan payable to Humana and loan payable to bank approximate fair value at December 31, 1995 because of the short maturity of these instruments.

(11)     RETIREMENT PLANS

         The Company sponsors 401(k) plans (the "Plans"). Employees who have worked a minimum of six months or 1,000 hours and are at least 21 years of age may participate in the Plans. Employees may contribute up to 14 percent of their annual salary, not to exceed $9,240 in 1995 and 1994, and $8,994 in 1993, to the Plans. The Company's matching contribution is 25 cents for each dollar of the employee's elected contribution, up to four percent of the employee's annual salary. The Company's matching contribution was approximately $21,000, $14,000, and $8,000 in 1995, 1994 and 1993, respectively.

(12)     INCOME TAXES

         Income tax expense consists of the following:

                                             1995          1994         1993
                                             ----          ----         ----
            Current expense (benefit):

                 federal and state          $(120,279)     60,000        --
            Deferred expense (benefit)        120,279     (60,000)       --
                                              -------     -------     ------

                                            $    --           --         --
                                              =========    ========    ======

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

A reconciliation of income tax expense and the amount that would be computed using the statutory federal income tax rate is as follows:

                                             1995                    1994                 1993
                                      ----------------------   --------------------    --------------

                                      Amount    Percent        Amount    Percent      Amount     Percent
                                      ------    -------        ------    -------      ------     -------

Tax expense (benefit)at the
statutory rate                       (137,839)    (34%)         463,645     34%        272,967       34%

S corporation income taxed
at the stockholder level               95,277      23%         (532,270)   (39)%      (292,767)     (37)%

Change in the beginning-
of-the year balance of the
valuation allowance for
deferred tax assets
allocated to income tax
expense                                42,562      11%           68,625       5%         19,800       3%
                                     --------     ---         ---------   -----       ---------    ----

                                    $    --        --              --        --            --        --
                                     ========     ===         =========   ======      =========    =====

The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities of those entities for which no Subchapter S election is in effect at December 31, 1995 and 1994, are presented as follows:

                                                                                      1995           1994
                                                                                      ----           ----
                Deferred tax assets:

                  Revenue and expenses recognized for financial
                      reporting purposes in a different period than
                      for income tax purposes                                    $    7,646          127,925
                  Net loss carryforward                                             123,341           20,500
                                                                                    -------          -------
                      Total deferred tax assets                                     130,987          148,425

                    Less valuation allowance                                       (130,987)         (88,425)
                                                                                   --------         --------

                      Net deferred tax asset                                           --              60,000

                Deferred tax liabilities                                               --                --
                                                                                    =======           ======

                      Net deferred tax asset                                     $     --             60,000
                                                                                    =======           ======


                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         The valuation allowance for deferred tax assets as of January 1, 1994 was $19,800. The net change in the valuation allowance for the years ended December 31, 1995 and 1994 is $42,562 and $68,625, respectively. The Company reclassed $60,000 of its deferred tax asset as of December 31, 1995 to current tax receivable upon utilization of its net operating loss.

         At December 31, 1995, the companies not qualifying as S corporations, collectively had a net operating loss carryforward of approximately $486,000 for tax purposes, which expire in 2009.

(13)     COMMITMENTS AND CONTINGENCIES

         (A)      GOVERNMENTAL REGULATION

                  The Company's operations have been and may continue to be affected by various forms of governmental regulation and other actions. It is presently not possible to predict the likelihood of any such actions, the form which such actions may take, or the effect such actions may have on the Company.

         (B)      STOCKHOLDER AGREEMENTS

                  The Company entered into employment agreements and change in control severance agreements with the stockholders during 1994. Such agreements are in effect through April 1, 1999.

(14)     SUBSEQUENT EVENTS

         Effective January 1, 1996, the Company entered into an agreement with First Medical Corporation ("FMC"). All of the outstanding shares of the Company were converted into shares of FMC. In exchange for and in conversion of all of the issued and outstanding shares of the Company, FMC has issued and delivered common shares of FMC to the stockholders of the Company.

         Effective January 2, 1996, the Company acquired an additional one percent interest in SPI Broward from Broward Medical Management ("BMM") for $1.00 and an equal split of the profits of SPI Broward. Effective January 2, 1996, the Company acquired an additional 27.25 percent interest in Broward Managed Care from BMM for $100,000.

         Effective January 1, 1996, the MedExec tax status automatically changed from an S Corporation to a C Corporation as a result of its merger into FMC. See Note 2(f) above.

         On April 4, 1996, the Company sold its investment in HCON for $300,000, resulting in a gain of $40,967.

                         MEDEXEC, INC. AND SUBSIDIARIES;
                           SPI MANAGED CARE, INC.; AND

                  SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         Effective February 1, 1996, the Company began operations in its Durham center located in Houston, Texas.

         The Company has entered into various employment and management services agreements throughout 1996.

(15)     OTHER MATTERS


         In October, 1996 FMC entered into a merger agreement with The Lehigh Group, Inc. ("Lehigh") whereby upon merger FMC would control approximately 96 percent of the merged company. In connection with the proposed merger, which is subject to stockholder approval of both companies, FMC and Lehigh have been named in a lawsuit. In the opinion of FMC and its legal counsel, such suit will not have a material effect on the financial statements of FMC, if not resolved favorably.

         In June, 1996 FMC entered into a subscription agreement with Generale De Sante International, PLC ("GDS") by which GDS has the right to purchase various percentages of interest in both FMC and its subsidiaries.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Broward Managed Care, Inc.:

We have audited the accompanying balance sheets of Broward Managed Care, Inc. as of December 31, 1995, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We  conducted  our  audit  in  accordance  with  generally   accepted  auditing
standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Broward Managed Care, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ KPMG PEAT MARWICK LLP

Miami, Florida
May 17, 1996

                           BROWARD MANAGED CARE, INC.

                                  BALANCE SHEET

                                December 31, 1995

                                     ASSETS

Current assets:
      Cash and cash equivalents                                                      $  201,324
      Humana IBNR receivable                                                          2,610,941
      Claims reserve funds                                                              174,842
      Other receivable                                                                    1,514
                                                                                      ---------

                          Total current assets                                        2,988,621

Property and equipment, net                                                              93,843
                                                                                     ----------

                                                                                     $3,082,464
                                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:

      Accounts payable and other accrued expenses                                       666,169
      Accrued medical claims, including amounts incurred but not reported             2,332,102
      Due to Humana                                                                      99,237
      Due to related parties                                                            134,986
      Income taxes payable                                                               10,085
                                                                                      ---------

                          Total current liabilities                                   3,242,579
                                                                                      ---------

Commitments and contingencies

Stockholders' deficit:

      Capital stock, $.01 par value. Authorized 1,000 shares; issued and outstanding 500 shares
                                                                                              5

      Accumulated deficit                                                              (160,120)
                                                                                     -----------

                          Total stockholders' deficit                                  (160,115)
                                                                                     ----------
                                                                                     $3,082,464
                                                                                     ==========

See accompanying notes to financial statements.

                           BROWARD MANAGED CARE, INC.

                             STATEMENT OF OPERATIONS

                          Year ended December 31, 1995

Revenue                                                          $26,234,531
Medical expenses                                                  23,632,301
                                                                  ----------

                          Gross profit                             2,602,230

Operating expenses:

      Salaries and related benefits                                  894,456
      Depreciation and amortization                                   17,909
      Other                                                        1,515,054
                                                                  ----------

                          Total operating expenses                 2,427,419
                                                                  ----------

Income before income taxes                                           174,811

Income tax expense                                                    10,085
                                                                 -----------
                          Net income                             $   164,726
                                                                  ==========


See accompanying notes to financial statements.

                           BROWARD MANAGED CARE, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                          Year ended December 31, 1995

                                                                 Total
                                  Capital      Accumulated    stockholder's
                                   stock       deficit           deficit

Balance, December 31, 1994         $  5        (324,846)      (324,841)

      Net income                      -         164,726        164,726
                                      -         -------        -------

Balance, December 31, 1995         $  5        (160,120)      (160,115)
                                      =         =======        =======


See accompanying notes to financial statements.

                           BROWARD MANAGED CARE, INC.

                             STATEMENT OF CASH FLOWS

                          Year ended December 31, 1995


Cash flows from operating activities:
      Net income                                                              $    164,726
      Adjustments to reconcile net income to net cash used in operating activities:
         Depreciation and amortization                                              17,909
         Decrease (increase) in assets:
           Humana IBNR receivable                                                1,104,052
           Claims reserve funds                                                   (174,842)
           Other receivable                                                         (1,514)
         Decrease in liabilities:
           Accounts payable and other accrued expenses                              (2,298)
           Accrued medical claims, including amounts incurred but not
             reported                                                             (949,597)
           Due to Humana                                                          (141,303)
           Due to related parties                                                  (73,676)
                                                                               ------------
               Net cash used in operating activities                               (56,543)
                                                                               ------------

Cash flows from investing activities:

   Capital expenditures                                                            (69,250)
                                                                                -----------

         Net cash used in investing activities                                     (69,250)
                                                                                ----------

Decrease in cash and cash equivalents                                             (125,793)

Cash and cash equivalents, beginning of year                                       327,117
                                                                                ----------

Cash and cash equivalents, end of year                                        $    201,324
                                                                                ==========


See accompanying notes to financial statements.

                           BROWARD MANAGED CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1995

(1)         ORGANIZATION AND OPERATIONS

            (A)      ORGANIZATION

                     Broward Managed Care, Inc. ("BMC") was incorporated in the state of Florida on January 21, 1994 and is owned 71.25 percent by Broward Medical Management, Inc. ("BMM"), 23.75 percent by MedExec, Inc. ("MedExec") and 5 percent by the medical director of the BMC centers.

                     BMC provides health care services subject to affiliated provider agreements entered into with Humana Medical Plan, Inc.; Humana Health Plan of Florida, Inc.; and Humana
                     Health Insurance Company of Florida, Inc. and their affiliates (collectively known as "Humana"). Health services are provided to Humana members through BMC's primary care medical centers and BMC's network of physicians and health care specialists. For the year ended December 31, 1995, approximately 99 percent of BMC's revenue is from such agreements with Humana.

                     BMC  operates  two  centers  in  Broward  County,   Florida
                     (collectively known as the "BMC centers"): in Margate ("Margate") and in Plantation ("Plantation").

                     SPI Managed Care of Broward, Inc. ("SPI Broward") was incorporated in the state of Florida on July 15, 1992, and manages Margate and Plantation.

            (B)      AFFILIATED PROVIDER AGREEMENTS

                     Effective February 1, 1994 and May 1, 1994, BMC through Margate and Plantation, respectively, entered into provider agreements with Humana, which will continue indefinitely unless terminated according to certain provisions of the agreements. Such agreements specify that either party may elect to terminate the agreements, with or without cause, at any time upon giving 60 days written notice. In addition, these agreements may be terminated by mutual written consent of both parties at any time. Amendments to the original provider agreements with Humana were entered into effective September 1, 1994 under full-risk agreements for Margate and Plantation.

                     Services to be provided by the BMC centers include medical and surgical services, including all procedures furnished in a physician's office, such as x-rays, nursing services, blood work and other incidentals, drugs and medical supplies. The BMC centers are responsible for providing all such services and for directing and authorizing all other care, including emergency and inpatient care for Humana members. The BMC centers are also financially responsible for all out-of-area care rendered to a member and provide direct care as soon as the member is able to return to the designated medical center.

                     Humana has agreed to pay the BMC centers monthly for services provided to members based on a predetermined amount per member ("capitation"), comprised of in-hospital services and other services defined by contract ("Part A"), in-office ("Primary") and other medical services defined by the agreements ("Part B").

                                                                     (Continued)

            (C)      HUMANA IBNR RECEIVABLE

                     Humana withholds a certain amount each month from the BMC centers' Part A, Part B and supplemental funding in order to cover claims incurred but not reported or paid. This amount is to be used by Humana to pay the centers' Part A, Part B and supplemental costs. The amounts withheld by Humana to cover incurred but not reported on paid claims varies by center based on the history of the respective center and is determined solely by Humana. The amounts withheld are used to pay the centers' medical claims which Humana pays on the centers' behalf. The remaining amount after claims have been paid is remitted to the Company [see note 1(d)].

            (D)      CLAIMS RESERVE FUNDS

                     Humana withholds a certain amount each month from the BMC centers' Part A capitation funding. This amount represents a "catastrophic reserve fund" to be utilized for the payment of the centers' Part A costs in the event a center ceases operations and the incurred but not reported reserves are not adequate to reimburse providers for Part A services rendered. This amount is calculated monthly by Humana.

            (E)      DUE TO HUMANA

                     Due to Humana represents amounts advanced to BMC by Humana to cover certain operating expenses. No interest is charged by Humana. No due date is specified on the amounts advanced.

            (F)      DUE TO RELATED PARTIES

                     Due to related parties represents current amounts payable to MedExec for operating expenses covered by MedExec.

            (G)      PHYSICIAN CONTRACTS

                     BMC has entered into employment agreements with its primary care physicians and has entered into contracts with various independent physicians, to provide specialty and other referral services both on a prepaid and a negotiated fee-for-service basis. Prepaid physicians' service costs are based upon a fixed fee per member, payable on a monthly basis. Such costs are included in the accompanying statement of operations as salaries and related benefits.

            (H)      MALPRACTICE AND PROFESSIONAL LIABILITY INSURANCE

                     BMC maintains professional liability insurance on a claims-made basis through July 1996, including retrospective coverage for acts occurring since the inception of its operations. Incidents and claims reported during the policy period are anticipated to be covered by the malpractice carrier. BMC intends to keep such insurance in force throughout the foreseeable future.

                     At December 31, 1995, there are no asserted claims against BMC that were not covered by the policy. Management of BMC has accrued approximately $189,700 for incidents which may have occurred but have yet to be identified under its incident reporting system, based on industry experience.

                     Physicians providing medical services to members are provided malpractice insurance coverage (claims-made basis), including retrospective coverage for acts occurring since their affiliation with BMC.

            (I)      MEMBERSHIP

                     At December 31, 1995, Humana members assigned to the BMC centers include approximately 3,000 Medicare members and 7,400 commercial members.

            (J)      STOP-LOSS FUNDING

                     The BMC centers are charged a stop-loss funding fee by Humana for the purpose of limiting a center's exposure to Part A costs and certain Part B costs associated with a member's health services.

                     For the year ended December 31, 1995, the stop-loss threshold, which applies to both Part A and Part B costs for Medicare members, was $40,000 per member per calendar year. For commercial members, the stop-loss threshold for both Part A and Part B costs was $20,000 per calendar year.

                     Since the BMC centers are not responsible for claims in excess of the threshold, income and the corresponding expense, both equal to the stop-loss funding are recognized by BMC. These amounts are included in revenue and medical expenses, respectively, in the accompanying statement of operations. For the year ended December 31, 1995, stop-loss funding for the BMC centers was approximately $2,742,000.

            (K)      MATERNITY FUNDING

                     The BMC centers are charged a maternity funding fee on commercial membership for the purpose of limiting the centers' exposure to Part A and Part B costs associated with a commercial member's pregnancy or related illness. Since the BMC centers are not responsible for claims in excess of the amount contributed to the maternity fund, income and expenses both equal to the maternity funding are recognized by BMC and are included in revenue and medical expenses, respectively, in the accompanying statement of operations. For the year ended December 31, 1995, maternity funding for the BMC centers was approximately $2,473,000.

(2)         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            (A)      CASH AND CASH EQUIVALENTS

                     Cash and cash equivalents consist of demand deposits. For purposes of the statement of cash flows, BMC considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

        (B)      REVENUE AND MEDICAL COST RECOGNITION

                     Revenue from Humana for primary care, Part A, Part B and supplemental funds are recognized monthly on the basis of the number of Humana members assigned to the BMC centers and the contractually agreed-upon rates. The BMC centers receive monthly payments from Humana after all medical expenses paid by Humana on behalf of the BMC centers, estimated claims incurred but not reported and claims reserve fund balances have been determined. Medical expenses paid by Humana on behalf of the Company, accordingly, are included in the accompanying statement of operations. In addition to Humana payments, the BMC centers receive copayments from commercial members for each office visit depending upon the specific plan and options selected and receive payments from non-Humana members on a fee-for-service basis.

                     Medical services are recorded as expenses in the period in which they are incurred. Accrued medical claims as reflected in the balance sheet are based upon costs incurred for services rendered prior to and up to the balance sheet date. Included are services incurred but not reported as of the balance sheet date based upon actual costs reported subsequent to the balance sheet date and a reasonable estimate of additional costs. In the accompanying statement of operations medical expenses include amounts paid to hospitals, nursing care and rehabilitation facilities, home health services, diagnostic services, pharmacy costs, physician referral fees and hospital-based physician costs.

            (C)      PROPERTY AND EQUIPMENT

                     Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

            (D)      INCOME TAXES

                     Effective  January  1994,  BMC  adopted the  provisions  of
                     Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            (E)      USE OF ESTIMATES

                     Management  of BMC  has  made a  number  of  estimates  and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)         PROPERTY AND EQUIPMENT, NET

            Property and equipment, net consists of the following:

                                                                   Estimated
                                                                   useful lives
                                                                   ------------

              Computer equipment                   $113,132           5 years
              Medical and office equipment            5,886           5 years
                                                    -------
                                                    119,018

              Less accumulated depreciation          25,175
                                                   ---------
              Property and equipment, net          $ 93,843
                                                    =======

(4)         RELATED PARTY TRANSACTIONS

            At December 31, 1995, BMC had a payable of $134,986 to related parties for operating expenses paid by MedExec on BMC's behalf.

            BMC recorded approximately $162,000 in utilization expenses to MedExec during the year ended December 31, 1995.

(5)         FAIR VALUE OF FINANCIAL INSTRUMENTS

            The carrying amount of financial instruments including cash, other receivables, and accounts payable and other accrued expenses approximates fair value at December 31, 1995 because of the short maturity of these instruments.

(6)         RETIREMENT PLANS

            BMC sponsors 401(k) plans (the "Plans"). Employees who have worked a minimum of six months or 1,000 hours and are at least 21 years of age may participate in the Plans. Employees may contribute up to 14 percent of their annual salary, not to exceed $9,240 in 1995, to the Plans. BMC's matching contribution is 25 cents for each dollar of the employee's elected contribution, up to four percent of the employee's annual salary. BMC's matching contribution was approximately $14,000 for the year ended December 31, 1995.

(7)         INCOME TAXES

            Income tax expense consists of the following:

                       Current:
                             Federal             $ 7,590
                             State                 2,495
                                                 -------
                                                 $10,085
                                                 =======

                           BROWARD MANAGED CARE, INC.

                          NOTES TO FINANCIAL STATEMENTS

            A reconciliation of income tax expense and the amount that would be computed using the statutory federal income tax rate is as follows:

                Tax expense at the statutory rate                 $ 59,436
                Change in the beginning-of-the-year
                   balance of the valuation
                   allowance for deferred tax assets
                   allocated to income tax expense                 (22,000)
                State taxes, net of related federal
                   benefit                                           6,346
                Other                                              (24,813)
                Decrease in tax liability due to
                  graduated federal tax rates                       (8,884)
                                                                   --------

                                                                  $ 10,085
                                                                   ========

            There are no deferred tax assets or liabilities at December 31, 1995.

            The valuation allowance for deferred tax assets at January 1, 1995 was $22,000. The net change in the valuation allowance for the year ended December 31, 1995 is $22,000.

(8)         GOVERNMENTAL REGULATION

            BMC's operations have been and may continue to be affected by various forms of governmental regulation and other actions. It is presently not possible to predict the likelihood of any such actions, the form which such actions may take, or the effect such actions may have on BMC.

(9)         SUBSEQUENT EVENTS

            Effective January 2, 1996, MedExec purchased an additional 71.25 percent interest in BMC from BMM.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SPI Managed Care of Broward, Inc.:

We have audited the accompanying balance sheets of SPI Managed Care of Broward, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SPI Managed Care of Broward, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP

Miami, Florida
May 17, 1996

                        SPI MANAGED CARE OF BROWARD, INC.

                                 BALANCE SHEETS

                           December 31, 1995 and 1994

                            ASSETS                     1995           1994
                            ------                     ----           ----

Cash and cash equivalents                            $ 20,119          46,762
Due from affiliates and related parties, net           85,303             -
Deferred tax asset                                        -            10,060
                                                      -------          ------
                          Total current assets        105,422          56,822

Furniture and equipment, net                           10,903          14,377
Other assets                                              760             760
                                                      -------          ------
                                                     $117,085          71,959
                                                      =======          ======

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Liabilities:

      Accounts payable and accrued expenses            14,442           7,760
      Due to affiliates and related parties, net          -            71,014
      Income taxes payable                             11,643             -
      Deferred tax liabilities                         29,473          10,060
                                                      -------          ------
                          Total current liabilities    55,558          88,834
                                                      -------          ------

Commitments and contingencies

Stockholders' equity (deficit):

      Capital stock, $.01 par value.
       Authorized 1,000 shares; issued
       and outstanding 500 shares                           5               5
      Retained earnings (accumulated deficit)          61,522         (16,880)
                                                       ------         -------

         Total stockholders' equity (deficit)          61,527         (16,875)
                                                       ------         --------



                                                     $117,085          71,959
                                                      =======          ======

See accompanying notes to financial statements.

                        SPI MANAGED CARE OF BROWARD, INC.

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 1995 and 1994

                                                     1995             1994
                                                     ----             ----

Management consulting fee income                    $579,951         682,601

Operating expenses:

      Consulting fees to stockholders                222,660         450,576
      Salaries                                       163,132         137,707
      Depreciation                                     3,474           3,165
      Other                                           71,167          91,153
                                                     --------        --------

              Total operating expenses               460,433         682,601
                                                     -------         -------

Income before income taxes                           119,518            -

Income tax expense                                    41,116             -
                                                     -------          ----
               Net income                           $ 78,402             -
                                                     ========         ====

See accompanying notes to financial statements.

                        SPI MANAGED CARE OF BROWARD, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     Years ended December 31, 1995 and 1994

                                                                     Total
                                                   Accumulated    stockholders'
                                         Capital    earnings        equity
                                          stock     (deficit)      (deficit)
                                          -----     ---------      ---------

Balance, December 31, 1993                 $  5     (16,880)        (16,875)

      Net income                              -           -               -
                                           ----     --------        --------
Balance, December 31, 1994                    5     (16,880)        (16,875)

      Net income                              -      78,402          78,402
                                           ----     -------          ------

Balance, December 31, 1995                 $  5      61,522          61,527
                                           ====     =======          ======

See accompanying notes to financial statements.

                        SPI MANAGED CARE OF BROWARD, INC.

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1995 and 1994

                                                                     1995        1994
                                                                     ----        ----

Cash flows from operating activities:
  Net income                                                         78,402         -
  Adjustments to reconcile net income to net cash (used in)
      provided by operating activities:
        Depreciation and amortization                                  3,474      3,165
        Deferred income taxes                                         29,473        -
        Change in assets and liabilities:
          Accounts payable and accrued expenses                        6,682      7,760
          Due to affiliates and related parties, net                (156,317)    44,201
          Income taxes payable                                        11,643        -
                                                                     ------     -------

             Net cash (used in) provided by operating activities     (26,643)    55,126
                                                                     -------    -------
Cash flows from investing activities:
      Capital expenditures                                                -     (11,171)
                                                                     -------     ------
(Decrease) increase in cash and cash equivalents                     (26,643)    43,955

Cash and cash equivalents, beginning of year                          46,762      2,807
                                                                      ------     -------
Cash and cash equivalents, end of year                               $20,119     46,762
                                                                      ======     ======



See accompanying notes to financial statements.

                        SPI MANAGED CARE OF BROWARD, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1995 and 1994

                                                                     (Continued)

(1)         ORGANIZATION AND OPERATIONS

            SPI Managed Care of Broward County, Inc. ("SPI Broward"), incorporated in the state of Florida on July 15, 1992, is owned 50 percent by MedExec, Inc. ("MedExec") and 50 percent by Broward Medical Management, Inc. ("BMM").

            SPI Broward has management services agreements with an affiliate of BMM and a nonaffiliated multispecialty group practice to manage their managed care divisions.

            MedExec and BMM provide management consulting services to SPI Broward. The cost of such services are included in the statement of operations as consulting fees to stockholders.

(2)         SUMMARY  OF SIGNIFICANT ACCOUNTING POLICIES

            (A)      CASH AND CASH EQUIVALENTS

                     Cash and cash equivalents consist of demand deposits. For purposes of the statements of cash flows, SPI Broward considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

            (B)      FURNITURE AND EQUIPMENT

                     Furniture and equipment are stated at cost. Depreciation on furniture and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

            (C)      DUE TO AFFILIATES AND RELATED PARTIES, NET

                     Due to affiliates and related parties, net represents amounts paid by affiliates and related parties to cover certain SPI Broward operating expenses. The amounts bear no interest and have no due date.

            (D)      REVENUE RECOGNITION

                     Revenue is recognized monthly on the basis of the number of members managed at contractually agreed upon rates, adjusted by the profits and losses of the respective companies managed.

                     SPI Broward receives monthly and quarterly payments based on the above agreements.

            (E)      INCOME TAXES

                     Under the  asset  and  liability  method  of  Statement  of
                     Financial Accounting Standards No. 109 ("SFAS No. 109"), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            (F)      USE OF ESTIMATES

                     Management of SPI Broward has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)         FURNITURE AND EQUIPMENT, NET

            Furniture and equipment, net consists of the following:

                                                                 Estimated
                                             1995        1994    useful life
                                             ----        ----    -----------

           Furniture                        2,612        2,612   7 years
           Equipment                       15,513       15,513   5 years
                                           ------       ------
                                           18,125       18,125
           Less accumulated depreciation    7,222        3,748
                                           -------      -------

           Furniture and equipment, net    10,903       14,377
                                           ======       ======

(4)         RELATED-PARTY TRANSACTIONS

            At December 31, 1995, SPI Broward had a net receivable from affiliates and related parties of $85,303 and a net payable to related parties of $71,014 at December 31, 1994.

            At December 31, 1995 and 1994, consulting fees to stockholders represents SPI Broward's payment of approximate $111,000 and $225,000, respectively, to each of its stockholders, MedExec and BMM.

(5)         FAIR VALUE OF FINANCIAL INSTRUMENTS

            The carrying amount of financial instruments including cash, and accounts payable and accrued expenses approximate fair value at
            December   31,  1995   because  of  the  short   maturity  of  these
            instruments.

(6)         RETIREMENT PLANS

            SPI Broward sponsors 401(k) plans (the "Plans"). Employees who have worked a minimum of six months or 1,000 hours and are at least 21 years of age may participate in the Plans. Employees may contribute up to 14 percent of their annual salary, not to exceed $9,240 in 1995 and 1994, to the Plans. SPI Broward's matching contribution is 25 cents for each dollar of the employee's elected contribution, up to four percent of the employee's annual salary.

            SPI Broward's matching contribution was approximately $4,300 and $100 in 1995 and 1994, respectively.

(7)         INCOME TAXES

            Income tax benefit consists of the following:

                                                   1995             1994
                                                   ----             ----

            Current (benefit) expense            $11,643               -
            Deferred expense (benefit)            29,473               -
                                                  ------            ----

                                                 $41,116               -
                                                  ======            ====

            A reconciliation of income tax expense and the amount that would be computed using the statutory federal income tax rate is as follows:

            Tax expense at statutory rate                    $40,637
            State taxes, net of federal benefit                4,339
            Other                                              5,799
            Increase in tax liability due to graduated
             federal tax rates                                (9,659)
                                                              -------
                                                             $41,116
                                                              =======

            The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

                                                             1995         1994
                                                             ----         ----
            Deferred tax assets:

               Total deferred tax assets                    $    -       10,060

             Less valuation allowance                            -         -
                                                             -----       ------
               Net deferred tax asset                            -       10,060

             Revenue and expenses recognized for financial       -         -
              reporting purposes in a different period than for income tax purposes



            Deferred tax liabilities                        (29,473)     10,060
                                                            -------      ------
                   Net deferred tax (liability) asset       (29,473)     10,060
                                                             ======     =======

            There was no valuation allowance at December 31, 1995 and 1994, and there was no change in the valuation allowance for the year ended December 31, 1995.

(8)         SUBSEQUENT EVENTS

            Effective January 2, 1996, MedExec acquired an additional fifty percent interest in SPI Broward from BMM.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Shareholders of
The Lehigh Group Inc.:

We have audited the accompanying consolidated balance sheets of The Lehigh Group Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Lehigh Group Inc. and subsidiaries at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Also in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

                                                  /S/ BDO SEIDMAN, LLP
                                                  --------------------
                                                      BDO Seidman, LLP

New York, New York
February 18, 1997

LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                             1996                        1995

------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands except for per share data)

 ASSETS

 Current assets:

Cash and cash equivalents                                                  $  471                         $  347
 Accounts receivable, net of allowance for                                  3,581                          4,335
  doubtful accounts of $342 and $174 (Notes 6 and 10)

Inventories (Note 6)                                                        1,215                          1,823
Prepaid expenses and other current assets                                     279                             22
                                                                          -------                        -------

  Total current assets                                                      5,546                          6,527

 Property, plant and equipment, net of                                         50                             61
  accumulated depreciation and amortization
  (Note 5 and 6)

Other assets                                                                   29                             34
                                                                          -------                        -------

  Total assets                                                             $5,625                         $6,622
                                                                           ======                         ======





The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                            1996                          1995
--------------------------------------------------------------------------------------------------------------------------
                    `                                                    (in thousands except for per share data)

LIABILITIES AND SHAREHOLDERS'

EQUITY

Current liabilities:

Current maturities of long-term debt (Note 6)                              $  390                           $  510
Note payable -bank (Note 6)                                                    --                              360
Accounts payable                                                              954                            1,839
Accrued expenses and other current liabilities (Notes 5, 6 and 8)           1,642                            1,381
                                                                           ------                            -----

  Total current liabilities                                                 2,986                            4,090
                                                                            -----                            -----

Long-term debt, net of current maturities                                   2,725                            2,080
                                                                            -----                           ------
  (Note 6)

Deferred credit applicable to the sale of continued                           --                               250
                                                                          -------                          -------
  operations (Note 4)

Commitments and Contingencies (Notes 6 and 8)

Shareholders' equity (Deficit)

Preferred stock, par value $.001; authorized
  5,000,000 shares, none  issued                                                --                                --

Common stock, par value $.001 authorized shares  100,000,000 , in 1996 and 1995;
  shares issued 10,339,250 in 1996 and 1995
   which excludes    3,016,249 and 3,016,249
  shares held as treasury stock in  1996 and
  1995 , respectively                                                          11                               11
Additional paid-in capital (Note 6)                                       106,594                          106,594
Accumulated deficit from January 1, 1986                                 (105,037)                        (104,749)
Treasury stock - at cost                                                   (1,654)                          (1,654)
                                                                        ---------                        ---------
         Total shareholders' equity (Deficit)                                 (86)                             202
                                                                        ----------                        ---------

   Total liabilities and shareholders' equity (Deficit)                   $ 5,625                          $ 6,622
                                                                          =======                          =======



The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31,                                                              1996           1995            1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands except for per share
                                                                                                      data)

Revenues earned (Note 10)                                                           $10,446         $12,105         $12,247

Costs of   revenues earned                                                            7,134           8,628           8,577
                                                                                     ------          ------          ------
Gross Profit                                                                          3,312           3,477           3,670

Selling, general and administrative expenses                                          3,874           3,994           4,187
                                                                                     ------          ------          ------

Operating loss                                                                        (562)           (517)           (517)
                                                                                    -------         -------         -------

Other income (expense):

   Interest expense                                                                   (471)           (433)           (398)
   Interest and other income (Note 6)                                                   113             392             505
                                                                                      -----          ------           -----
                                                                                      (358)            (41)             107
                                                                                     ------         -------           -----

 Loss before discontinued operations  and

   extraordinary item                                                                 (920)           (558)           (410)
 Income  from  discontinued operations (Note                                            250             250           5,000
                                                                                      -----           -----           -----
4)

 Income (loss) before extraordinary item                                              (670)           (308)           4,590
 Extraordinary item:
   Gain  on early extinguishment of debt
   (Note 6)                                                                             382              --              --
                                                                                      -----          ------          ------

Net  income (loss)                                                                 $  (288)        $  (308)         $ 4,590
                                                                                   ========        ========         =======

 EARNINGS PER  SHARE - PRIMARY AND FULLY
DILUTED

   Loss before discontinued  operations   and

         extraordinary item                                                        $ (0.09)       $  (0.05)        $ (0.04)
   Income from discontinued operations                                                0.02            0.02            0.49
   Income (loss) before extraordinary item                                           (0.07)          (0.03)           0.45
   Net Income (loss)                                                                 (0.03)          (0.03)           0.45

Weighted average  Common Shares

and share equivalents outstanding

   Primary and Fully diluted                                                         10,339,250  10,339,250      10,169,000
                                                                                   ============  ==========      ==========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED  STATEMENTS OF CHANGES  IN SHAREHOLDERS' EQUITY (DEFICIT)

Years Ended December 31, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------------------------------------


                                 (in thousands)
                                 Preferred Stock          Common Stock
                                 --------------     -------------------

                                                                              Additional                      Treasury
                                Number of                Number               Paid-In      Deficit From       Stock At
                                 Shares      Amount    of Shares    Amount    Capital      Jan. 1, 1986         Cost       Total
                              ------------  -------    --------   --------   ----------     ------------     -----------  ---------


Balance January 1,  1994           --         $--      7,658         $11     $105,575      $(109,031)         $(1,654)    $(5,099)

Issuance of common
  stock in connection
  with private placement                               2,681                    1,019                                        1,109

                                   --        $ --         --          --                        4,590               --     $ 4,590
                                  ---      ------     ------      ------       ------    ------------           ------    --------
Net Income                                                                               ------------                     -------

Balance December 31, 1994                      --     10,339         $11     $106,594      $(104,441)         $(1,654)      $  510
                                  ===      ======     ======         ===     ========     ===========         ========      ======

Net Loss                           --          --         --          --                  $     (308)               --      $(308)
                                  ---      ------     ------      ------       ------     -----------          -------    --------

Balance December 31, 1995                    $ --     10,339         $11     $106,594     $(104,749 )         $(1,654)      $  202
                                  ---      ------     ======         ===     ========     ===========         ========    --------


Net Loss                           --          --         --         $--                  $     (288)               --      $(288)
                                  ---      ------     ------        ----       ------     -----------           ------    --------

Balance December 31, 1996          --        $ --     10,339         $11     $106,594       ($105,037)        $(1,654)      $ (86)
                                  ---      ------     ======         ===     ========       =========        =========    --------


The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Note 11)

Years Ended December 31,                                                1996                1995                1994
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                 (in thousands)

Cash flows from operating activities:

  Net  income (loss)                                                        (288)             $ (308)              $4,590
   Adjustments to reconcile net income (loss) to net
    cash used in operating activities:

    Gain on early extinguishment of debt                                    (382)                  --                  --
    Depreciation and amortization                                             29                  65                  59
    Deferred credit applicable to sale of discontinued operations           (250)               (250)             (5,000)

  Changes in assets and liabilities:

    Accounts receivable                                                      754                  276                  93
    Inventories                                                              608                (78)               (108)
    Prepaid expenses and other current assets                               (257)                                      55
    Other assets                                                               5                 (1)                   6

    Accounts payable                                                        (885)                (72)                  64
     Accrued expenses and other current liabilities                           442                 101                  81
                                                                            -----              ------               -----
    Net cash used in operating
      activities                                                             (224)              (267)               (160)
                                                                          -------             -------              ------

Cash flows from investing activities:

    Capital expenditures                                                     (18)                (21)                (39)
                                                                          ------              ------               -----
 Cash flows from financing activities:

     Repayment of  capital leases                                            (10)                (20)                 (3)
     Net payments under bank debt                                         (2,340)               (270)               (360)
     Payment on subordinated debenture                                        (9)                  --                  --
     Net proceeds from sale of stock                                          ---                  --               1,019


     Issuance of convertible debenture                                        300                  --                  --
     Net borrowings from C.I.T. revolver                                    2,425                  --                  --
                                                                           ------               -----               -----

     Net cash provided by (used in) financing
      activities                                                             366                (290)                 656
                                                                        ---------             -------              ------

Net change in cash and cash equivalents                                       124               (578)                 457
Cash and cash equivalents at beginning of period                              347                 925                 468
                                                                            -----               -----               -----

Cash and cash equivalents at end of period                                 $  471              $  347              $  925
                                                                           ======              ======              ======


The accompanying notes to consolidated financial statements are an integral part of these financial statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(TABLES INCLUDED IN THE FOOTNOTES ARE IN THOUSANDS EXCEPT FOR PER SHARE DATA)

 1 - General

          The Lehigh Group Inc. (the "Company"), through its wholly owned subsidiary, HallMark Electrical Supplies Corp. ("HallMark"), is engaged in the distribution of electrical supplies for the construction industry both domestically (primarily in the New York Metropolitan area) and for export. HallMark was acquired by the Company in December 1988. HallMark's sales include electrical conduit, armored cable, switches, outlets, fittings, panels and wire which are purchased by HallMark from electrical equipment manufacturers in the United States. Approximately 70% of HallMark's sales are domestic and 30% are export. Export sales are made by sales agents retained by HallMark. Distribution is made in approximately 26 countries.

 EXPORT SALES AS A PERCENTAGE OF TOTAL SALES ARE SUMMARIZED AS FOLLOWS:

                                          December 31,
                                1996         1995           1994


Central America                 10%          16%            14%
 South America                   8%          18%            16%
Caribbean                        6%           6%            --
West Indies                      2%          --              6%
OTHER                            4%          --              2%
----------------------          ---          ----           ---
         Total                  30%          40%            38%
                                ===          ===            ===


2 - Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

INVENTORIES - Inventories are stated at the lower of cost or market using a first-in, first-out basis to determine cost. Inventories consist of electrical supplies held for resale.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are carried at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements are provided over the life of each respective lease.

INCOME TAXES - The Company uses the liability method of accounting for deferred income taxes. The provision for income taxes typically includes Federal, state and local income taxes currently payable and those deferred because of temporary timing differences between the financial statement and taxes bases of assets and liabilities. The consolidated financial statements do not include a provision for income taxes due to the Company's net operating losses.

 EARNINGS PER SHARE - Earnings per common share is calculated by dividing net income (loss) applicable to common shares by the weighted average number of common shares and share equivalents outstanding during each period. Excluded from fully diluted computations are certain stock options granted (12,000,000 options which are contingently exercisable pending the occurrence of certain future events).

 TREASURY STOCK - Treasury stock is recorded at net acquisition cost. Gains and losses on disposition are recorded as increases or decreases to capital with losses in excess of previously recorded gains charged directly to retained earnings.

STOCK OPTIONS - The Company uses the intrinsic value method of accounting for employee stock options as permitted by statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation". Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount the employee must pay to acquire the stock. The compensation is recognized over the vesting period of the options.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

LONG-LIVED ASSETS - The Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in 1996. The Company reviews certain long-lived assets identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In that regard, the Company assesses the recoverability of such assets based upon estimated non-discounted cash flow forecasts. The Company has determined that no impairment loss needs to be recognized for long lived assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying values of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value at December 31, 1996, because of the relative short maturities of these instruments. It is not possible to presently determine the market value of the long term debt and notes payable given the Company's current financial condition.

STATEMENTS OF CASH FLOWS - Cash equivalents include time deposits with original maturities of three months or less.

REVENUE RECOGNITION - Revenue is recognized when products are shipped or when services are rendered.

PRESENTATION OF PRIOR YEARS DATA - Certain reclassifications have been made to conform prior years data with the current presentation.

3 - Merger

         On October 29, 1996, the Company and First Medical Corporation ("FMC") entered into a Merger Agreement. Under the terms of the Merger Agreement, each share of the FMC Common Stock would be exchanged for (i) 1,033.925 shares of Lehigh Common Stock and (ii) 95.1211 shares of Lehigh Preferred Stock. Each share of Lehigh Preferred Stock will be convertible into 250 shares of Lehigh Common Stock and will have a like number of votes per share, voting together with the Lehigh Common Stock. Currently, there are outstanding 10,000 shares of FMC Common Stock. As a result of these actions, immediately following the Merger, current Lehigh stockholders and FMC stockholders will each own 50% of the issued and outstanding shares of Lehigh Common Stock. In the event that all of the shares of Lehigh Preferred Stock issued to the FMC stockholders are converted into Lehigh Common Stock, current Lehigh stockholders will own approximately 4% and FMC stockholders will own approximately 96% of the issued and outstanding shares of Lehigh Common Stock. In addition, under the terms of the Merger Agreement Lehigh will be renamed "First Medical Group, Inc.". Although the Company has entered into this merger agreement there can be no assurance at this time that the Company will be able to consummate this transaction.

4 - Discontinued Operations

         On December 31, 1991, the Company sold its right, title and interest in the stock of the various subsidiaries which made up its discontinued interior construction and energy recovery business segments subject to existing security interests. The Company did not retain any of the liabilities of the sold subsidiaries. The excess of liabilities over assets of subsidiaries sold amounted to approximately $9.6 million. Since 1991, the Company has reduced this deferred credit (the reduction is shown as income from discontinued operations) due to the successful resolution of the majority of the liabilities for amounts significantly less than was originally recorded. The deferred credits were reduced as follows:

                                    1992                     $ 2,376
                                    1993                     $ 1,760
                                    1994                     $ 5,000
                                    1995                     $   250
                                    1996                     $   250


5 - Property, Plant and Equipment

                                               December 31
                                       -------------------------    Estimated
                                                                    Useful Lives
                                                                    ------------

                                       1996         1995
                                       ----      ----------

Machinery and equipment               $  483        $ 475        3 to 5 years
Leasehold improvements                   295          285        Term of leases
                                       -----        -----
                                         778          760

 Less accumulated depreciation and
   amortization                         (728)        (699)
                                       ------       ------
                                       $  50         $ 61
                                       ======       ======


6 - Long-Term Debt

                                           December 31,
                               -----------------------------------------------

                               INTEREST RATE           1996             1995
                               -------------

Subordinated Debentures          14-7/8%           $    290        $    400
Senior Subordinated Notes        13-1/2%                100             100
Convertible Debenture             10.25%                300              --
Note Payable-BNL                  10.56%                 --           2,440
Revolving Credit Facility-C.I.T.  10.56%              2,425              --
Other Long-Term Debt             Various                 --              10
                                                   --------        --------
                                                      3,115           2,950

Less Current Portion                (390)              (870)
                                ---------          ---------
   Total Long-Term Debt          $ 2,725            $ 2,080
                                 =======           =========


         Subordinated Debentures and Senior Subordinated Notes

         On March 15, 1991, pursuant to a restructuring done by the Company (the "1991 Restructuring"), the holders of $8,760,000 principal amount of the 14-7/8% Debentures exchanged such securities, together with the accrued but unpaid interest thereon, for $2,156,624 principal amount of Class B Notes and 53,646,240 shares of Common Stock. Additionally, the holders of $33,840,000 principal amount of the 13-1/2% Notes exchanged such securities, together with the accrued but unpaid interest thereon, for $8,642,736 principal amount of Class B Notes and 212,650,560 shares of Common Stock.

         The Company was in default of certain covenants to the holders of Class A Notes and Class B Notes (the "Notes") at December 31, 1992 and 1991 and, as a consequence, the Notes were classified as current in the 1992 and 1991 Financial Statements. The Company continues to be in default in the payment of interest (approximately $628,000 and $653,000 of interest past due as of December 31, 1996 and 1995) on the $500,000 principal amount of 13-1/2% Notes and 14-7/8 Debentures that were not tendered in the Company's 1991 Restructuring. In May 1993 the Company reached an agreement (the "1993 Restructuring") whereby participating holders of the Notes ("Noteholders") surrendered their Notes, together with a substantial portion of their Common Stock, and, in exchange therefore, the Noteholders acquired, through a newly formed corporation ("LVI Holding"), all of the stock of LVI Environmental Services Group Inc. ("LVI Environmental"), a subsidiary of the Company that conducted its asbestos abatement operations. Management of LVI Environmental have a minority equity interest in LVI Holding. As a consequence, the Company's outstanding consolidated indebtedness was reduced from approximately $45.9 million to approximately $3.6 million (excluding approximately $120,944 of indebtedness under Class B Notes that LVI Holding agreed to pay in connection with the 1993 Restructuring but for which the Company remains liable). Since the Noteholders were also principal stockholders of the Company, the gain from this transaction, net of the carrying value of LVI Environmental, was credited directly to additional paid-in capital.

         In accordance with Statement of Financial Accounting Standards No. 15, the Class A Notes and the Class B Notes were carried on the consolidated balance sheet at the total expected future cash payments (including interest and principal) specified by the terms of the Notes. A gain on early extinguishment of debt occurred as a result of the carrying amounts of the 13-1/2% Notes, 14-7/8% Debentures and Senior Secured Notes (including accrued but unpaid interest and unamortized deferred financing costs) being greater than the fair market value of the common stock issued, the net assets transferred to a liquidating trust, and total expected future cash payments of the Class A Notes and Class B Notes, net of direct restructuring costs.

         Included in interest and other income in 1996 and 1995 is approximately $106,000 and $380,00 respectively of other income which represents an adjustment to the value of certain items which relate to the Company's 1991 Restructuring.

         During 1996, the Company retired $110,000 of the 14-7/8% debentures plus accrued and unpaid interest of $181,000 for approximately $9,000. The gain on extinguishment of debt of approximately $282,000 is included in extraordinary item of $382,000.

REVOLVING CREDIT FACILITY

         In November 1996, HallMark entered into a three year revolving credit facility with a financial institution, which provides a maximum line of credit equal to the lesser of eligible accounts receivable and inventory or $5 million. The credit facility bears interest at the prime rate plus 2%, and is collaterized by the Company's accounts receivable, inventory and property and equipment.

         The Company used proceeds from the revolving credit facility to pay down its outstanding note payable with a bank. The extinguishment of debt resulted in a gain of approximately $100,000. This gain is included in the extraordinary item of $382,000.

Convertible Debenture

         On October 29, 1996 in connection with the execution of the definitive merger agreement described in Note 3 between the Company and FMC, the Company issued a convertible debenture in the amount of $300,000 plus interest at two (2%) percent per annum over the prime lending rate of Chase Manhattan Bank, N.A. payable on the first day of each subsequent month next ensuing through and including twenty four months thereafter. On the twenty fourth month, the outstanding principal balance and all accrued interest shall become due and payable.

         The proceecs of the loan from FMC were used to satisfy the loan the Company previously obtained from DHB Capital Group Inc. on June 11, 1996. On February 7, 1997, First Medical Corporation elected to convert the debenture in 937,500 shares of the Company's common stock.

7 - Income Taxes

         At December 31, 1996 and 1995, the Company had a net deferred tax asset amounting to approximately $2.2 million and $1.6 million, respectively. The net deferred tax asset consisted primarily of net operating loss ("NOL") carryforwards, and temporary differences resulting from inventory and accounts receivable reserves, and it is fully offset by a valuation allowance of the same amount due to uncertainty regarding its ultimate utilization. The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

DECEMBER 31,                                1996                1995
------------
Deferred tax assets:
Nondeductible accruals and allowances      $  206              $   65
Net operating loss carryforward             2,008               1,575
                                           ------              ------
                                            2,214               1,640
Deferred tax liabilities:

Depreciation and amortization                  30                  30
                                           ------               -----
Net deferred tax asset                     $2,184              $1,610
Less: Valuation Allowance                   2,184               1,610
                                            -----               -----
Deferred Income Taxes                        ---                 ---
                                           ------              -----
                                             ---                 ---
                                           ======              =====

         The Company did not have Federal taxable income in 1996, 1995, and 1994 and, accordingly, no Federal taxes have been provided in the accompanying consolidated statements of operations. As of December 31, 1996, the Company had NOL carryforwards of approximately $5 million expiring through 2011.

8 - Commitments and Contingencies

         Leases

         The Company and its subsidiaries lease machinery, office and warehouse space, as well as certain data processing equipment and automobiles under operating leases. Rent expense aggregated $165,000, $177,000 and $148,000, for the years ended December 31, 1996, 1995 and 1994, respectively.

         Future minimum annual lease commitments, primarily for office and warehouse space, with respect to noncancellable leases are as follows:


                        1997                                104
                        1998                                105
                        1999                                114
                        2000                                118
                        2001                                121
                  Thereafter                                313
                                                         -------
                                                         $  875
                                                         ======

         In addition to the above, certain office and warehouse space leases require the payment of real estate taxes and operating expense increases.

         Employment Agreements

         On August 22, 1994 the Company and Mr. Salvatore Zizza entered into an employment agreement providing employment to Mr. Zizza through December 31, 1999 as President, Chairman of the Board and Chief Executive Officer of the Company at an annual salary of $200,000. On December 20, 1996, the Company agreed to extend Mr. Zizza's employment contract through December 31, 2000.

         On January 1, 1995 the Company and Mr. Robert Bruno entered into an employment agreement providing employment to Mr. Bruno through December 31, 1999 as Vice President and General Counsel of the Company at an annual salary of $150,000. The agreement calls for deferral of $50,000 of Mr. Bruno's salary each year until the Company's annual revenues exceed $25 million. The $50,000 deferral has not been accrued due to uncertainty regarding the Company achieving $25 million in sales. On December 20, 1996, the Company agreed to extend Mr. Bruno's employment agreement through December 31, 2000. Mr. Bruno reduced his annual salary to $120,000 no part of which shall be deferred pending consummation of the proposed merger with First Medical Corporation.

         Litigation

         The State of Maine and Bureau of Labor Standards commenced an action against the Company and Dori Shoe Company (an indirect former subsidiary) to recover severance pay under Maine's plant closing law. The case was tried without a jury on December 12 and 13, 1994 in Maine Superior Court. Under that law, an "employer" who shuts down a large factory is liable to the employees for severance pay at the rate of one week's pay for each year of employment. Although the law did not apply to the Company at the time that the Dori Shoe plant was closed it was amended so as to arguably apply to the Company retroactively.

         In a prior case brought against the Company (then known as Lehigh Valley Industries) and its former subsidiary under the Maine severance pay statute prior to its amendment the Company was successful against the State of Maine (see CURTIS V. LOREE FOOTWEAR AND LEHIGH VALLEY INDUSTRIES, 516 A. 2d 558 (Me. 1986)).

         The Superior Court by decision docketed April 10, 1995 entered judgement in favor of the former employees of Dori Shoe Company against Dori Shoe and the Company in the amount of $260,969. plus prejudgment interest and reasonable attorneys' fees and costs to the Plaintiff upon their application pursuant to Maine Rules of Civil Procedure 54(b) (3) (d). Interest and other fees are approximately $100,000 at December 31, 1996. The Company filed a timely appeal appealing the decision and the matter was argued before the Maine Supreme Judicial Court on December 7, 1995. On February 18, 1997 the Supreme Judicial Court of Maine affirmed the Superior Court's decision. The Company is currently considering an appeal to the United States Supreme Court. Approximately $350,000 has been accrued for by the Company relating to this judgement.

9 - Stock Options

         The following table contains information on stock options for the three year period ended December 31, 1996:


                                                                            Exercise price             Weighted average
                                                  Option shares             range per share                 price
-----------------------------------------------------------------------------------------------------------------------------
 Outstanding, January 1, 1994                           0                          0                          0

Granted                                            18,402,187               $0.50 to $1.00                   $0.75

Exercised                                               0                          0                          0

Forfeited                                               0                          0                          0
-----------------------------------------------------------------------------------------------------------------------------


Outstanding, December 31, 1994                      18,402,187              $0.50 to $1.00                  $0.75

Granted                                              295,000                     $0.50                      $0.50

Exercised                                               0                          0                          0

 Forfeited                                              0                          0                          0
-----------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1995                     18,697,187               $0.50 to $1.00                  $0.75


 Granted                                             55,000                      $0.50                      $0.50

Exercised                                               0                          0                          0




Forfeited                                               0                          0                          0
-----------------------------------------------------------------------------------------------------------------------------

Outstanding, December 31, 1996                     18,752,187               $0.50 to $1.00                  $0.75



         The Company issues stock options from time to time to certain employees and outside directors. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for stock options issued. Under APB Opinion 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation cost is recognized.

         FASB Statement 123, "Accounting for Stock-Based Compensation", requires the Company provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair market value based method prescribed in FASB Statement 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: no dividends paid for both years; expected volatility of 30% for both years; risk-free interest rates of 6.78% and 6.42%; and expected lives of 4 and 5 years.

         Under the accounting provisions of FASB Statement 123, the Company's net loss per share would have been adjusted to the pro forma amounts indicated below:


                                                  1996              1995
                                                  ----              ----
Net Loss

   As reported                                    (288)             (308)
   Pro forma                                      (304)             (310)
 Primary earnings per share

   As reported                                   (0.03)            (0.03)
   Pro forma                                     (0.03)            (0.03)

Fully diluted earnings per share

   As reported                                   (0.03)            (0.03)
   Pro forma                                     (0.03)            (0.03)


                                       Options Outstanding                                          Options Exercisable
                              --------------------------------                             --------------------------------
                                                       Weighted-
                                                        Average            Weighted-                                Weighted-
                                    Number             Remaining            Average              Number              Average
         Range of                Outstanding          Contractual           Exercise          Exercisable           Exercise
      Exercise Prices            at 12/31/96             Life                Price            at 12/31/96            Prices
      ---------------            -----------             ----                -----            -----------            ------

     $0.50 to $1.00          18,752,187                3 years               $0.75             6,752,187             $0.50


Twelve million of the eighteen million options and warrants granted in 1994 are contingently exercisable pending the occurrence of certain future events. These events include the Company acquiring any business with annual revenues in the year immediately prior to such acquisition of at least $25 million dollars. The occurrence of this event as well as certain other events will constitute the measurement date for those options and the Company will recognize as compensation the difference between measurement date price and the granted price.

10 - Significant Customer

Sales to a customer accounted for approximately 21%, 25% and 22% for years ended December 31, 1996, 1995 and 1994, respectively. This customer accounted for approximately 14%, 21% and 15 % of accounts receivable on December 31, 1996, 1995 and 1994, respectively.

11 - Supplementary Information

STATEMENTS OF CASH FLOWS

                                                  YEARS ENDED DECEMBER 31

                                    1996              1995                1994
                                    ----              ----                ----

Cash paid during the year for:

   Interest                         $252               $278               $264
   Income taxes                        1                 12                 78





Supplemental disclosure of non-cash financing activities:

DECEMBER 31, 1996 and 1995

Accounts payable and operating loss were both reduced by approximately $106,000 and $380,000 for December 31, 1996 and 1995, respectively relating to an adjustment to the value of certain items which relate to the Company's 1991 Restructuring.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES

                        Valuation and Qualifying Accounts
                  Years Ended December 31, 1996, 1995 and 1994

                          (Dollar Amounts in Thousands)


                                                   Balance at     Charged to
                                                  Beginning of     Costs and     Charged to       Other Charges    Balance at End
   Dec. 31,                 Description               Year         Expenses    Other Accounts     Add (Deduct)         of Year
------------------------------------------------------------------------------------------------------------------------------------
     1996    Allowance for doubtful accounts          $174             38              --               206              $342
             Inventory obsolescence reserve           $158             --              33                50              $175

     1995    Allowance for doubtful accounts          $275             --              --             (101)              $174
             Inventory obsolescence reserve           $158             --              --                                $158

     1994    Allowance for doubtful accounts          $300             --              --              (25)              $275
             Inventory obsolescence reserve           $158             --              --               --               $158

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

SIX MONTHS ENDED MARCH 31,                               1997           1996
--------------------------------------------------------------------------------

Revenues earned                                    $      5,765    $      5,988

Cost of revenues earned                                   3,776           4,201
                                                   ------------    ------------
  Gross profit                                            1,989           1,787

Selling, general and administrative expenses              1,966           1,969
                                                   ------------    ------------
  Operating income (loss)                                    23            (182)

Other income (expense):

  Interest expense                                         (236)           (220)
  Interest and other income                                  12               7
  Amortization of deferred finance                          (14)           --
                                                   ------------    ------------
                                                           (238)           (213)

Loss before income taxes                                   (215)          (395)
                                                   ------------    ------------


  Net Loss                                         $       (216)   $       (396)
                                                   ============    ============

Loss per share-Primary and Fully Diluted

  Net Loss                                         $      (0.02)   $      (0.04)


Weighted average Common Shares
 and share equivalents outstanding

 Primary and Fully diluted                           11,089,000      10,339,250
                                                   ============    ============


The accompanying notes to consolidated financial statements are an integral part of these statements.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                  June 30,          December 31,
                                                   1997                  1996
                                                 ---------          ------------
                                                (Unaudited)           (Audited)

ASSETS

CURRENT ASSETS:

Cash and cash equivalents                           $  463             $  471
Accounts receivable, net of
 allowance for doubtful
 accounts of $404 and $342                           4,897              3,581
Inventories, net                                     1,645              1,215
Prepaid expenses and other current assets               91                279
                                                    ------             ------

     Total current assets                            7,096              5,546

Property, plant and equipment, net of
 accumulated depreciation and

  amortization                                          55                 50


Other assets                                            26                 29
                                                    ------             ------

       Total assets                                 $7,177             $5,625
                                                    ======             ======


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      June 30,     December 31,
                                                        1997            1996
                                                      ---------    ------------
                                                     (Unaudited)    (Audited)

LIABILITIES AND
  SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:

Current maturities of long-term debt                    $     390     $     390
Accounts payable                                            1,585           954
Accrued expenses and other liabilities                      1,775         1,642
                                                        ---------     ---------

        Total current liabilities                           3,750         2,986
                                                        ---------     ---------

Long-term debt, net of current maturities                   3,429         2,725
                                                        ---------     ---------


Commitments and contingencies                                --            --

Preferred stock, par value $.001;
 authorized 5,000,000
 shares none issued

Common stock, par value $.001
  authorized shares 100,000,000,
  in 1996 and 1995; shares issued
  10,339,250 in 1996 and 1995
  which excludes 3,016,249 shares
  held as treasury stock in 1996 and 1995,
  respectively                                                 12            11
Additional paid-in capital                                106,893       106,594
Accumulated deficit from January 1, 1986                 (105,253)     (105,037)
Treasury stock - at cost                                   (1,654)       (1,654)
                                                        ---------     ---------
        Total shareholders' equity (deficit)                   (2)          (86)
                                                        ---------     ---------

        TOTAL LIABILITIES AND
         SHAREHOLDERS' EQUITY (DEFICIT)                 $   7,177     $   5,625
                                                        =========     =========


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF CHANGES
                        IN SHAREHOLDERS' EQUITY (DEFICIT)
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                         Additional        Accumulated         Treasury
                                            Common        Paid in          Deficit From         Stock
                                            Stock         Capital          Jan. 1, 1986        At Cost           Total
                                          --------       --------         ------------         -------          -------


Balance January 1, 1996                 $      11        $ 106,594        $(104,749)        $  (1,654)        $     202


Net loss                                     --               --               (396)             --                (396)



Balance June 30, 1996                  $      11        $ 106,594        $(105,145)        $  (1,654)        $     (194)
                                        =========        =========        =========         =========         =========




Balance January 1, 1997                 $      11        $ 106,594        $(105,037)        $  (1,654)        $     (86)


Debenture Conversion                    $       1              299             --                --                 300


Net loss                                     --               --               (216)             --                (216)



Balance June 30, 1997                  $      12        $ 106,893        $(105,253)        $  (1,654)        $       (2)
                                        =========        =========        =========         =========         =========





The accompanying notes to consolidated financial statements are an integral part of these statements.

                     THE LEHIGH GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

SIX MONTHS ENDED JUNE 30,                                                           1997                    1996
------------------------------------------------------------------------------------------------------------------
                                                                                            (in thousands)
Cash flows from operating activities:

  Net loss                                                                           $(216)               $(396)
Adjustments to reconcile net loss to net
    cash used in operating activities:

  Depreciation and amortization                                                         43                   18
  Changes in assets and liabilities:
     Accounts Receivable                                                            (1,316)                (134)
     Inventories-net                                                                  (430)                (230)
     Prepaid and other current assets                                                  188                  (28)
     Accounts payable                                                                  631                  159
     Accrued expenses                                                                  129                  155
                                                                                     -----                -----

     Net cash used in operating activities                                            (971)                   4
                                                                                     -----                -----

Cash flows from investing activities:

  Capital expenditures                                                                --                   --

     Net cash provided by (used in) investing activities                               (41)                 (11)
                                                                                     -----                -----

Cash flows from financing activities:

  Net borrowings from C.I.T. Revolver                                                1,004                 --
  Net payments under bank debt                                                        --                   (180)
  Repayment of Capital leases                                                         --                     (7)
  Convertible Debenture                                                               --                    300
     Net cash provided by (used in) financing activities                             1,004                  113
                                                                                     -----                -----

Net changes in cash                                                                     (8)                 106
Cash at beginning of period                                                            471                  347
                                                                                     -----                -----

Cash at end of period                                                                $ 463                $ 453
                                                                                     =====                =====





The accompanying notes to consolidated financial statements are an integral part of these statements.

THE LEHIGH GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

The financial information for the six months ended June 30, 1997 and 1996 is unaudited. However, the information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair statement of results for the interim periods.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's December 31, 1996 Report on Form 10-K.

The results of operations for the six month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

Loss per common share is calculated by dividing net loss by the weighted average number of common shares and share equivalents outstanding. For the periods presented, there were no common stock equivalents included in the calculation, since they would be anti-dilutive.

2.   SUPPLEMENTARY SCHEDULE

                                                          1997            1996
                                                          ----            ----
                                                             (in thousands)

Statement of cash flows
 Six months ended June 30,

Cash paid during the six months for:

 Interest                                                   $155          $134
 Income taxes                                                  1             1


Supplemental disclosure of non-cash financing activities:

On February 7, 1997, First Medical Corporation elected to convert the debenture into 937,500 shares of the Company's common stock.

                     PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  INTRODUCTION

The pro forma data presented in the pro forma combined financial statements are included in order to illustrate the effect on the financial statements of Lehigh and FMC of the transactions described below. The pro forma information is based on the historical financial statements of FMC and Lehigh.

The pro forma combined balance sheet data at June 30, 1997 gives effect to the reverse acquisition of Lehigh by FMC. The adjustments are presented as if, at such date, FMC had acquired Lehigh (which was expected to be finalized during the third quarter 1997).

In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

The pro forma combined financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto of FMC and the audited consolidated financial statements and Notes thereto of Lehigh appearing elsewhere in this document. The pro forma combined statement of operations data are not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor are they indicative of the companies' future results. There can be no assurance that the Lehigh reverse acquisition by FMC will be consummated.

First Medical Corporation and subsidiaries and Lehigh Group Inc.
  and subsidiaries Pro Forma Combined Balance Sheet
June 30, 1997
(unaudited)
(in thousands)

                                            FMC           LEHIGH                        Adjustments                    Proforma
                                            ---           ------                        -----------                    --------
                                                                             (1)             (2)             (3)
                                                                             ---             ---             ---
ASSETS

Current assets:

Cash                                       $  45            463                --              --          $4,512       $5,020
Accounts and receivable, net                 194          4,897                --              --              --        5,891
Humana IBNR receivable and claims
     reserve funds                         7,950                               --              --              --        7,950
Due from related parties                     950                               --              --              --          950
Inventories                                   --          1,645                --              --              --        1,645
Prepaid assets                               217             91                --              --              --          308
                                          ------          -----            ------          ------           -----        -----

     Total current assets                 10,156          7,096                --              --           4,512       21,764

Property and equipment, net                  384             55                --              --              --          439

Goodwill related to Lehigh Group              --             --             3,319              --              --        3,319
Investment in Lehigh                         819             --             (819)              --              --           --
Other Intangible assets                    3,033             --                --              --              --        3,033
Other assets                                 746             26           --   --              --              --          772
                                           -----          -----        ----------           -----            ----       ------

     TOTAL                               $15,137         $7,177           $2,500            $  --          $4,512      $29,326

LIABILITIES AND SHAREHOLDERS' EQUITY (Deficit)

Current liabilities:

Accounts payable and accrued
     expenses                             $2,348         $3,360                --              --              --       $5,708
Accrued medical claims                     8,722             --                --              --              --        8,722
Current portion of long-term
     obligations                             268            390                --              --              --          658
Corporate deposits                           673             --                --              --              --          673
Loans payable to banks                     2,651             --                --              --              --        2,651
Obligations to certain shareholders          431             --                --              --              --          431
Other liabilities                            413             --                --              --              --          413
                                           -----           ----             -----           -----           -----       ------

     Total current liabilities            15,505          3,750               --               --              --       19,255

Other long-term liabilities                  230          3,429                --              --              --        3,659
Obligations to certain
     shareholders', net of current
     portion                                 969             --                                              (488)         481

Stockholders' equity (deficit)

Common stock                                  --             12               (12)             --              --           --
Additional paid in capital                   380        106,893          (104,315)             --           5,000        7,958
Retained earnings (deficit)               (1,947)      (105,253)          106,827          (1,654)             --       (2,027)
Treasury stock, at cost                       --         (1,654)               --           1,654              --           --
                                           -----       --------            ------         -------           -----        -----
     Total stockholders' equity (deficit):(1,567)           (2)             2,500              --           5,000        5,931

     TOTAL                               $15,137         $7,177            $2,500          $   --          $4,512      $29,326

Adjustments

(1) To record the conversion of Lehigh note payable to FMC by issuing additional shares to FMC prior to the consummation of the merger and to record the issuance of shares of FMC for the reverse acquisition and the resulting goodwill on the issuance of 10,000,000 shares at approximately $.25 per share.

(2)  To retire Lehigh's treasury stock.

(3) To record GDS's capital contribution of $5 million net of $488 previously provided by GDS, of which $5 million will be contributed as capital to FMC for shares which upon conversion will represent 22.7% of the ownership of the combined entity. FMC will issue the following securities to GDS:

     1. 10% of FMC Common Stock, which will automatically be exchanged in the Merger for 1,127,675 shares of Lehigh Common Stock and 103.7461 shares of Lehigh Preferred Stock.

     2. Shares of FMC's 9% Series A Convertible Preferred convertible into 10% of FMC Common Stock; each such share will be convertible into one share of FMC Common Stock. Following the Merger, this class of preferred stock will remain outstanding as a security of FMC: however, it will be convertible in accordance with its terms into the same Merger consideration as all other shares of FMC Common Stock. Consequently, when and if GDS decides to convert its shares of FMC's 9% Series A Convertible Preferred Stock, GDS will receive 1,127,675 shares of Lehigh Common Stock and 103.7461 shares of Lehigh Preferred Stock. Together with the shares issued in step 1 above, these shares will give GDS a total of approximately 22.7% ownership interest and voting power of Lehigh.

     3. Until the fifth anniversary of the Merger, GDS will have the option to increase its ownership interest in Lehigh to 51%, at a price equal to 110% of the average 30-day trailing market price. This increase in ownership would occur through the issuance of new stock by Lehigh; as a result, all other stockholders' ownership interests would be diluted and GDS would gain control of Lehigh.

      FIRST MEDICAL CORPORATION AND SUBSIDIARIES AND LEHIGH GROUP INC. AND
             SUBSIDIARIES PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                   (unaudited)

            (unaudited in thousands except share and per share data)

                                                                                                               Combined
                                                     FMC               Lehigh          Adjustments(1)          Proforma
                                                     ---               ------          --------------          --------

REVENUE                                             $53,014            $10,446                  --             $63,460

Medical expense                                      43,526                 --                  --              43,526
Cost of sales                                            --              7,134                  --               7,134
                                                    -------           --------            --------            --------

     Group profit                                     9,488              3,312                                  12,800

Selling, general and administrative

     expenses                                         8,696              3,874                  --              12,570
                                                  ---------           --------           ---------           ---------

Operating Income (loss)                                 792               (562)                 --                 230

Other Income (expense):

Interest expense                                       (55)              (471)                  --                (526)
Other Income                                             --                113                  --                 113
                                                  ---------           --------           ---------           ---------
                                                       (55)               (358)                                   (413)

Amortization of goodwill-Lehigh                          --                 --                 147                (147)

Income (loss) before taxes,
     discontinued operations and
     extraordinary item                                 737              (920)               (147)                (330)

Provision for income taxes                              413                 --                  --                 413
                                                   --------          ---------           ---------          ----------

Income (loss) before discontinued
     operations and extraordinary item                  324              (920)               (147)                (743)
Income from discontinued operations                      --               250                  --                  250
                                                   --------          ---------           ---------           ---------

Income (loss) before extraordinary
     item                                               324              (670)               (147)                (493)

Extraordinary item-gain on early                         --               382                  --                  382
                                                   --------          ---------           ---------          ----------
     extinguishment of debt

Net Income (loss)                                   $   324           $  (288)           $   (147)             $  (111)

Net loss per share                                                                                             ($0.001)

Weighted average number of shares
     outstanding after consummation of
     the merger                                                                                            237,000,000

1. To amortize the goodwill on the FMC and Lehigh acquisition over a period of 15 years.

      FIRST MEDICAL CORPORATION AND SUBSIDIARIES AND LEHIGH GROUP INC. AND
             SUBSIDIARIES PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       FOR SIX MONTHS ENDED JUNE 30, 1997

                                   (unaudited)

            (unaudited in thousands except share and per share data)

                                                                                                       Combined
                                                      FMC            Lehigh         Adjustments        Proforma
                                                      ---            ------         -----------        --------

Revenue                                             $32,783          $5,765                 --         $38,548

Medical expense                                      30,513              --                 --          30,513
Cost of sales                                            --           3,776                 --           3,776
                                                    -------          ------           --------         -------

     Gross profit                                     2,270           1,989                              4,259

Selling, general and administrative expenses(2)       4,426           1,966               (21)           6,371
                                                    -------         -------           --------         -------

Operating income (loss)                              (2,155)             23                21          (2,112)

Other income (expense):

Interest expense                                        (94)          (236)                 --           (330)
Other income (expense)                                  (21)            (2)                 --            (23)
                                                     ------         -------            -------         -------
                                                       (115)          (238)                 --          (353)
Amortization of goodwill-Lehigh(1)                       --             --               (101)           (101)

Income (loss) before taxes                           (2,271)          (215)               (80)         (2,566)

Provision for income taxes                                0               1                 --              1
                                                     ------         -------            -------         -------

Net Income (loss)                                   $(2,271)        $ (216)            $  (80)        ($2,567)

Net loss per share                                                                                   $(0.0108)

Weighted average number of shares
     outstanding after consummation of the
     merger                                                                                       237,000,000

1. To amortize the goodwill on the FMC and Lehigh acquisition over a period of 15 years.


2.     To reverse equity loss in Lehigh recorded by FMC.